As filed with the Securities and Exchange Commission on July 6, 2007
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDDIE BAUER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1672352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15010 NE 36th Street
Redmond, WA 98052
(425) 755-6544
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Howard Gross
Interim Chief Executive Officer
15010 NE 36th Street
Redmond, WA 98052
(425) 755-6544
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

J. Steven Patterson
Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036-1564
(202) 887-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable on or after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Proposed Maximum	Aggregate	Registration
Securities to be Registered	Registered	Offering Price per Unit(1)	Offering Price(1)	Fee
5.25% Convertible Senior Notes due 2014	$75,000,000(2)	100%(3)	$75,000,000	$2,303
Common Stock, $0.01 par value	5,535,053(4)	—(4)	—(4)	—(5)
Guarantees of the 5.25% Senior Notes due 2014	—	—	—	—(6)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act of 1933.
(2)	Represents the aggregate principal amount of 5.25% Convertible Senior Notes due 2014 (“the Notes”) issued by the Registrant.
(3)	Exclusive of accrued interest and distributions, if any.
(4)	This number represents the number of shares of common stock that are initially issuable upon conversion of the Notes registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the Notes, the Registrant calculated the number of shares issuable upon conversion of the Notes based on a conversion rate of approximately 73.8007 shares per $1,000 principal amount of the Notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares of common stock issuable upon the conversion of the Notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.
(5)	No additional consideration will be received upon conversion of the Notes into common stock, and, therefore, no registration fee is required pursuant to Rule 457(i).
(6)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Table of Additional Co-Registrants

State or Other
Jurisdiction of
	Incorporation or	I.R.S. Employer
Exact Name of the Co-Registrant as Specified in its Charter	Organization	Identification No.

Eddie Bauer, Inc.	Delaware	41-0969737
Eddie Bauer Fulfillment Services, Inc.	Delaware	36-3890882
Eddie Bauer Diversified Sales, LLC	Delaware	47-0901567
Eddie Bauer Services, LLC	Ohio	*
Eddie Bauer International Development, LLC	Delaware	47-0901571
Eddie Bauer Information Technology, LLC	Delaware	*

*	Disregarded entities that do not have I.R.S. Employer Identification Nos.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2007

EDDIE BAUER HOLDINGS, INC.

$75,000,000

5.25% Convertible Senior Notes due 2014
and
5,535,053 shares of Common Stock issuable upon exchange of the Senior Notes

This prospectus relates to an aggregate principal amount of $75.0 million of 5.25% Convertible Senior Notes due 2014 (“senior notes” or “notes”) and 5,535,053 shares of common stock issuable upon exchange of the senior notes. This prospectus will be used by the selling security holders from time to time to resell their senior notes and shares of our common stock issuable upon conversion of the senior notes. We will not receive any of the proceeds from the sale of these shares by the selling security holders.

The Principal terms of the senior notes include the following:

Interest:  Accrues at 5.25% per year. Interest on the notes will accrue from April 4, 2007. Interest is payable semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2007.

Maturity Date:  April 1, 2014, unless earlier redeemed, repurchased or converted.

Conversion Price:  The initial conversion rate for the notes is 73.8007 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $13.55 per share).

Conversion Rights:  The notes are not convertible prior to the termination of the ownership limitations contained in our certificate of incorporation, which will occur not later than January 4, 2009, except upon the occurrence of specified corporate transactions described in this prospectus. Following the termination of the ownership limitations contained in our certificate of incorporation and prior to April 1, 2013, holders may convert their notes under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after June 30, 2007, if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price of the notes for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter; (2) during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price per note for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or (3) upon the occurrence of specified corporate transactions described in this private placement memorandum. On or after April 1, 2013, holders may convert their notes at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date. Upon conversion, we will pay, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock in settlement in respect of the converted notes; provided that if notes are converted prior to the termination of the ownership limitations contained in our certificate of incorporation, we must pay cash in settlement in respect of such converted notes.

Guarantee:  The notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that are from time to time parties of our domestic credit facilities.

Ranking:  The notes are unsecured and senior obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness.

Fundamental Change:  We may not redeem notes. If specified types of fundamental changes occur, note holders will have the right to require us to purchase all or a portion of the notes. The fundamental change purchase price, payable in cash, is 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date.

The senior notes are not listed on any securities exchange or on an automated quotation system. Our common stock is listed on the Nasdaq Global Market under the symbol “EBHI.” The last reported sale price of the common stock, as reported on the Nasdaq Global Market on July 5, 2007, was $12.90 per share.

Investing in our notes or common stock involves risk. See “RISK FACTORS” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with additional information or information that is different from that contained in this prospectus. You should not assume that the information provided in this prospectus, or any document incorporated by reference, is accurate as of any date other than the date on the cover page of those documents regardless of the time and delivery of this prospectus or of any sale of shares of common stock offered by this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference in, or deemed to be incorporated by reference in, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference in, this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The registration statement we filed with the SEC includes or incorporates by reference exhibits that provide more detail with respect to certain of the matters discussed in this prospectus. Before investing in our securities, you should read carefully this prospectus and the related exhibits filed with the SEC, together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

i

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and in documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus. Because it is a summary, this discussion does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors,” and the information incorporated by reference in this prospectus, including our financial statements and related notes thereto, before you decide whether to invest in senior notes and our common stock. Unless otherwise indicated in this prospectus or the context otherwise requires, all references in this prospectus to “Eddie Bauer,” the “Company,” “us,” “our” or “we” are to Eddie Bauer Holdings, Inc. and its consolidated subsidiaries.

Who We Are

Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Our primary target customers are women and men who are 30-54 years old with an average annual household income of $75,000. Eddie Bauer is a nationally recognized brand that we believe stands for high quality, innovation, style and customer service. Founded in 1920, Eddie Bauer has an established reputation in the outerwear market and was ranked as the number three outerwear brand in a survey conducted by Women’s Wear Daily in July 2006.

In June 2005, we emerged from bankruptcy as a stand-alone company for the first time in 34 years. We are committed to turning our business around and revitalizing Eddie Bauer as a premium quality brand, both by continuing to implement initiatives that we commenced over the past several years and by actively changing initiatives that are not performing to expectations.

We sell our products through two interdependent sales channels that share product sourcing, design and marketing resources:

•	retail, which consists of our Eddie Bauer stores and our Eddie Bauer outlet stores located in the United States and Canada; and

•	direct, which consists of our Eddie Bauer catalogs and our websites www.eddiebauer.com and www.eddiebaueroutlet.com.

We aim to offer our customers a seamless retail experience and structure our operations to reflect that goal. Customers can purchase our products through either of our sales channels and return or exchange our products at any of our stores, regardless of the channel of purchase. Our U.S. stores also offer a direct phone connection to our customer call centers that allows an in-store customer to order for home delivery a particular size, color or item that may not be available in the store.

As of March 31, 2007, we operated 367 stores, consisting of 251 retail stores and 116 outlet stores in the United States and Canada. During the first quarter of 2007, we had 8.6 million visits to our two websites and circulated approximately 15.2 million catalogs. During 2006, we had 33.7 million visits to our two websites and circulated approximately 80.8 million catalogs.

In addition, we are minority participants in joint venture operations in Japan and Germany. As of March 31, 2007, Eddie Bauer Japan operated 44 retail stores and nine outlet stores, distributed 11 major catalogs annually and operates a website located at www.eddiebauer.co.jp. As of March 31, 2007, Eddie Bauer Germany operated six retail stores and two outlet stores, distributed six major catalogs annually and operates a website located at www.eddiebauer.de. However, our Eddie Bauer Germany joint venture has experienced weakness in its retail stores operation, and in January 2007 made the decision to close all of its retail stores. It is anticipated that all Eddie Bauer Germany retail stores will be closed by August 2007. We continue to license our Eddie Bauer name to various consumer product manufacturers and other retailers whose products complement our modern outdoor lifestyle brand image.

We design and source almost all of our clothing and accessories that we sell through our stores and direct sales channel. Although we do not manufacture any of our products, each of our vendors must comply with our Global Labor Practices Program that includes prohibitions against forced labor, child labor, harassment and abuse. Our sourcing and logistics infrastructure is designed to provide the timely distribution of products to our customers and stores, and our customer call center is designed to deliver a consistently high level of customer service.

Our principal executive offices are located at 15010 NE 36th Street, Redmond, WA 98052, and our telephone number is (425) 755-6544. We can be located on the Internet at www.eddiebauer.com.

Summary of the Terms of the Notes

On April 4, 2007, we sold in a private offering $75,000,000 in aggregate principal amount of 5.25% Convertible Senior Notes due 2014 to the initial purchasers. We entered into a registration rights agreement with the placement agents in which we agreed, for the benefit of the holders of the convertible senior notes, to file a shelf registration statement with the SEC with respect to resales of the convertible senior notes and common stock issued upon the conversion thereof. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective no later than the 180th day after the original date of issuance of the notes and to keep the shelf registration statement effective until such date as of which the convertible senior notes and common stock issued upon the conversion thereof have been sold pursuant to the shelf registration statement.

The following summary contains basic information about the notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of notes.” For purposes of the following summary of the notes and the description of the notes included in this prospectus, references to “Issuer,” “us,” “we” and “our” refer only to Eddie Bauer Holdings, Inc. and do not include our subsidiaries unless the context otherwise indicates.

Issuer	Eddie Bauer Holdings, Inc., a Delaware corporation.

Securities	$75,000,000 principal amount of 5.25% Convertible Senior Notes due 2014.

Offering price	Each note was issued at a price of 100% of its principal amount plus accrued interest, if any, on April 4, 2007.

Maturity	April 1, 2014, unless earlier redeemed, repurchased or converted.

Interest	5.25% per year. Interest on the notes is accruing from April 4, 2007. Interest is payable semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2007.

Ranking	The notes are our direct, unsecured and senior obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness. The notes are effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes are effectively subordinated to any indebtedness or other liabilities of our non-guarantor subsidiaries.

As of March 31, 2007, we had outstanding on a consolidated basis approximately $274 million of senior indebtedness, of which $273.8 million related to our senior term loan and $0.2 million was borrowed under our credit facilities, which are secured by substantially all of our assets. All of our domestic subsidiaries other than Financial Services Acceptance Corporation and Spiegel Acceptance Corporation are obligors under our credit facilities as borrowers or guarantors.

Guarantees	The notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that are from time to time parties to any of our domestic credit facilities, whether as a borrower, co-borrower or guarantor, which we refer to as the “subsidiary guarantors.”

The subsidiary guarantees are general unsecured senior obligations of the subsidiary guarantors and rank equally in right of payment with all of the existing and future senior unsecured indebtedness of the subsidiary guarantors and senior in right of payment to any subordinated indebtedness of the subsidiary guarantors. The subsidiary guarantees are effectively junior to all existing and future secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness.

At March 31, 2007, Eddie Bauer Holdings, Inc.’s only assets consisted of its investments in its wholly-owned subsidiaries, which investments had a book value of approximately $571.0 million. As of March 31, 2007, Eddie Bauer Holdings, Inc. had approximately $300.8 million of indebtedness and other liabilities including its guarantees under the credit facilities. For the fiscal year ended December 30, 2006 and the quarterly period ended March 31, 2007, Eddie Bauer Holdings, Inc., on the same basis, generated no sales.

At March 31, 2007, the subsidiary guarantors of the notes held approximately $142.3 million of assets and had approximately $440.1 million of indebtedness and other liabilities. For the fiscal year ended December 30, 2006 and the quarterly period ended March 31, 2007, the subsidiary guarantors of the notes generated $932.8 million and $197.7 million of revenues, respectively.

At March 31, 2007, the non-guarantor subsidiaries held approximately $70.5 million of assets and had approximately $11.1 million of indebtedness and other liabilities. For the fiscal year ended December 30, 2006 and the quarterly period ended March 31, 2007, the non-guarantor subsidiaries generated approximately $80.6 million and $16.3 million of revenues, respectively.

See “Description of certain indebtedness.”

Conversion rights	The notes are not convertible prior to the termination of the ownership limitations contained in our certificate of incorporation, which will occur not later than January 4, 2009, except upon the occurrence of specified corporate transactions described under “Description of notes — Conversion rights — Conversion upon specified corporate transactions.” Following the termination of the ownership limitations contained in our certificate of incorporation and prior to April 1, 2013, holders may convert all or a portion of their notes under the following circumstances:

• during any calendar quarter (and only during that calendar quarter) commencing after June 30, 2007 if the last reported sale price of our common stock is greater than or equal to 120% of the conversion price for at least 20 trading days in the period of

30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

• during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; or

• upon the occurrence of specified corporate transactions described under “Description of notes — Conversion rights — Conversion upon specified corporate transactions.”

On or after April 1, 2013, holders may convert all or a portion of their notes at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date.

The initial conversion rate for the notes is 73.8007 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $13.55 per share), subject to adjustment.

Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, in each case calculated as described under “Description of notes — Conversion rights — Settlement upon conversion,” provided that if notes are converted prior to the termination of the ownership limitations contained in our certificate of incorporation, we must pay cash in settlement in respect of such converted notes. At any time after the ownership limitations contained in our certificate of incorporation have terminated and on or prior to the 26th trading day prior to the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the principal amount of the notes to be converted as described under “Description of notes — Conversion rights — Settlement upon conversion.”

In addition, following certain fundamental changes, we will increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental changes (as described under “Description of notes — Conversion rights — Conversion upon specified corporate transactions — Certain corporate events”) in certain circumstances.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest and additional interest, if any, will be deemed paid by the cash and shares of our common stock, if any, issued to you upon conversion.

Fundamental change	If we undergo a fundamental change (as defined under “Description of Notes — Fundamental change permits holders to require us to purchase notes”), you will have the right to require us to purchase all or a portion of your notes. The fundamental change purchase price, payable in cash, is 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date.

Use of Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or the shares of the common stock issuable upon the conversion of the notes.

Registration rights	We and the subsidiary guarantors have agreed to file this shelf registration statement under the Securities Act relating to the resale of the notes, the subsidiary guarantees and the common stock issuable upon conversion of the notes. If this registration statement does not become effective within the time periods set forth in the Registration Rights Agreement, as discussed in “Description of Notes — Registration rights,” we will be required to pay additional interest to holders of the notes.

Absence of a public market for the notes	The notes are eligible for trading in the PORTAL market. However, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. No assurance can be given as to the liquidity of or trading market for the notes. Our common stock is listed on the NASDAQ Global Market under the symbol “EBHI.”

RISK FACTORS

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus, before making a decision to invest in our notes and shares of our common stock into which the notes, in certain circumstances, may be convertible. These risks are not the only ones we face. Additional risks not presently known to us or our subsidiaries or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects as well as those of our subsidiaries. The trading price of the notes and common stock into which the notes, under certain circumstances, may be convertible could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us and described below and in the documents incorporated herein by reference.

Risks Relating to our Industry

If we cannot compete effectively in the apparel industry our business and financial condition may be adversely affected.

The retail apparel industry is highly competitive. We compete with a variety of retailers, including national department store chains, national and international specialty apparel chains, outdoor specialty stores, apparel catalog businesses, sportswear marketers and online apparel businesses that sell similar lines of merchandise. Our outlet stores compete with the outlet stores of other specialty retailers as well as with other value-oriented apparel chains and national department store chains.

Competition in the retail apparel industry is primarily based on:

•	brand recognition;

•	the selection, availability, quality and fit of products;

•	the ability to anticipate and react to changing customer demands and fashion trends in a timely manner;

•	price;

•	effectiveness of marketing and advertising; and

•	effectiveness of customer service.

Our competitors may be able to adapt to changes in customer requirements more quickly, devote greater resources to the design, sourcing, distribution, marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than we can. If we are unable to overcome these potential competitive disadvantages or effectively place our products relative to our competition, our business and results of operations will suffer.

Adverse changes in the economy may adversely affect consumer spending, which could negatively impact our business.

The specialty retail apparel industry is heavily dependent on discretionary consumer spending patterns. Our business is sensitive to numerous factors that affect discretionary consumer income, including adverse general economic conditions, changes in employment trends and levels of unemployment, increases in interest rates, weather, acts of war, terrorist or political events, a significant rise in energy prices or other events or actions that may lead to a decrease in consumer confidence or a reduction in discretionary income. In addition, increased fuel costs may discourage customers from driving to our retail and outlet locations, reducing store traffic and possibly sales. Declines in consumer spending on apparel and accessories, especially for extended periods, could have a material adverse effect on our business, financial condition and results of operations.

Results of operations could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

Much of the clothing sold in the United States and Canada is manufactured outside the United States and Canada. Trade restrictions, including increased tariffs or quotas, embargoes, safe-guards and customs restrictions against apparel items, as well as U.S., Canadian or foreign labor strikes, work stoppages or boycotts could increase the cost or reduce the supply of apparel available to us or may require us to modify our current business practices, any of which could hurt our business, financial condition and results of operations. Under the World Trade Organization Agreement, effective January 1, 2005, the United States and other WTO member countries removed quotas on goods from WTO members, which resulted in an import surge from China. In response, the United States in May 2005 imposed safeguard quotas on seven categories of goods and apparel imported from China, and may impose additional quotas. In fiscal 2006, our largest country of import was China with 31% of total imports, of which 12% were from Hong Kong. The extent of this impact, if any, and the possible effect on our sourcing patterns and costs, cannot be determined at this time. We also cannot predict whether any of the countries in which our merchandise is currently manufactured or may be manufactured in the future will be subject to additional trade restrictions imposed by the U.S., Canadian and foreign governments, nor can we predict the likelihood, type or effect of any such restrictions.

Competitors in the retail apparel industry have been experiencing a trend towards lower prices, which has affected and may continue to affect our results of operations.

Many retailers in the apparel industry, including Eddie Bauer, who are positioned between the high-end luxury segment and the low-end discount segment have been under increasing pressure to reduce prices of their products as a result of increased competition, the increased outsourcing of product manufacturing to countries with lower labor costs, trade liberalization, consolidation among retailers and lower barriers to entry for manufacturers and retailers. This trend is of extra significance to us since, as part of our strategy to revitalize our brand as a premium quality brand, we have added some higher priced items to our product offering. If we are unable to resist the trend towards lower prices, or are unable to sell our higher-priced products, our business, financial condition and results of operations could suffer materially.

The retail apparel business is seasonal in nature, and any decrease in our sales or margins during these periods could have a material adverse effect on our company.

The retail apparel industry is highly seasonal. We generate our highest levels of sales during the fourth quarter, particularly during the November through December Holiday periods, and we typically experience higher sales of men’s products and accessories in June for Father’s Day. Our profitability depends, to a significant degree, on the sales generated during these peak periods. Any decrease in sales or margins during these periods, whether as a result of economic conditions, poor weather or other factors, could have a material adverse effect on our company.

The apparel industry is characterized by rapidly changing customer demands and our failure to anticipate and respond to changing customer style preferences in a timely manner will adversely affect our business and financial condition.

The apparel industry is characterized by rapidly changing customer preferences and quickly emerging and dissipating trends. If we fail to effectively gauge the direction of customer preferences and anticipate trends, our product offerings may be met with poor customer reception and require substantial discounts to sell. We typically place orders with our vendors approximately six months prior to the initial sale date. Due to this lead time, we have a very limited ability to respond to changes in customer preferences between our order date and initial sale date. If we are unable to successfully identify changes in customer preferences and anticipate customer demand from season to season, or if customer preferences shift away from our line of product offerings, we could experience lower sales, excess inventories, higher mark-downs and decreased earnings. In addition, we will incur additional costs if we need to redesign our product offerings. The occurrence of any of these events may also have a negative effect on our brand name if customers believe we are unable to offer relevant styles. We may respond by further increasing mark-downs or introducing marketing promotions, which would further decrease our gross margins and net income.

Risks Relating to our Business

If we cannot revitalize the Eddie Bauer brand, our business will be adversely impacted.

Our net merchandise sales have declined during the last several fiscal years, from $1.6 billion in fiscal 2000 to $1.0 billion in fiscal 2006. In addition, comparable store sales have also decreased in 23 of the 29 quarters since the beginning of fiscal 2000. Our customer database has also decreased, from approximately 8.9 million customers at the end of fiscal 2000 to approximately 8.0 million customers as of December 30, 2006. We have taken, and intend to take, several strategic, operational and management actions designed to reconnect with our customers and revitalize Eddie Bauer as a premium quality brand. However, we cannot assure you that the changes we have made, or the additional actions we are taking or intend to take, will be successful. For example:

•	our attempt to revitalize the brand and attract new customers may result in confusion among existing customers or the loss of existing customers;

•	our desire to attract additional female customers may result in the loss of existing male customers;

•	our addition of different price classifications may drive away existing customers and fail to attract new customers;

•	our efforts to increase traffic and sales in our retail stores may not be cost effective; or

•	our marketing efforts to promote our revitalized brand may not be effective.

If we cannot successfully revitalize the Eddie Bauer brand, or if the revitalization takes longer than anticipated, our business and our financial condition and results of operations will be adversely impacted. The results of the Fall/Holiday 2005 and the first three quarters of fiscal 2006 did not meet management expectations and indicated that our customers did not respond positively to all of the changes we made to our product offerings in our 2005 Fall/Holiday line. Compared to the same quarter in the prior year, net merchandise sales for the third and fourth quarters of fiscal 2005 were down $18.3 million and $29.5 million, respectively, or approximately 8.2% and 7.6%, respectively, and comparable store sales declined by 4.3% and 7.1%, respectively. Results for the first three quarters of fiscal 2006 had declines in net merchandise sales of $26.0 million, $17.8 million and $5.4 million, respectively, or approximately 12.6%, 7.7% and 2.7%, respectively. Comparable store sales also declined approximately 10.0%, 5.9% and 1.5% in the first, second and third quarters of fiscal 2006 compared to the same periods in the prior year. The decrease in net merchandise sales and a $77.6 million increase in impairment charges, resulted in an increase in our operating loss of $141.8 million for fiscal 2006 compared with the prior year. Our net merchandise sales and comparable store sales both increased in the fourth quarter of fiscal 2006 and the first quarter of fiscal 2007 compared to the same periods in the prior fiscal years, but there can be no assurances that such increases will continue. If customer purchases lag behind our expectations, we may experience decreased net merchandise sales, negative comparable store sales and higher operating losses.

We face numerous challenges as a result of our involvement in the Spiegel bankruptcy process which, if not addressed, could have a material adverse effect on our business.

Our primary operating subsidiary, Eddie Bauer, Inc., was previously owned by Spiegel, Inc. (“Spiegel”). In March 2003, Spiegel, together with 19 of its subsidiaries and affiliates, including Eddie Bauer, Inc., filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. In June 2005, we emerged from bankruptcy as a stand-alone company for the first time in 34 years pursuant to an Amended Joint Plan of Reorganization relating to the bankruptcy (the “Plan of Reorganization”) which became effective on June 21, 2005. As a result of our involvement in the Spiegel bankruptcy proceedings, we were required to take actions that we might not otherwise have taken as a stand-alone company, including:

•	distributing a significant portion of our cash flow and the proceeds of the $300 million senior secured term loan to the creditors of Spiegel, instead of reinvesting that capital in our business and infrastructure during the bankruptcy process;

•	borrowing significant amounts (including $300 million under the senior secured term loan and amounts from time to time under our senior secured credit facility of up to $150 million) and as a result becoming subject to the restrictions and limitations imposed by the lenders under our financing facilities;

•	limiting capital expenditures and investment into the infrastructure and growth of our company;

•	focusing on short term cash flow and operating income rather than long term sustainability of our company;

•	assuming ongoing obligations, equal to approximately $17 million as of June 2005, associated with Spiegel’s former pension and other retirement plans;

•	assuming the obligations of Spiegel and its subsidiaries to indemnify officers or employees for liability associated with their service;

•	selling and subsequently leasing back our corporate headquarters;

•	allocating substantial management resources to participating in the bankruptcy proceedings; and

•	inheriting facilities that were not optimally suited for our operations and, as a result, having to sell, streamline, consolidate or relocate some of these facilities.

We have been operating as a stand-alone entity since June 2005 and face additional costs and risks as a result. We must continue to streamline the back-end distribution and logistics operations we inherited and reduce costs throughout our organization. We are still in the process of integrating our personnel, systems and operations, and we must do so while being subject to the constraints imposed on us as a result of the bankruptcy process. If we are unable to do so successfully, our business, financial condition and results of operations could be harmed.

Management’s attention may be diverted from operations while establishing post-emergence infrastructure.

Our senior management team has devoted substantial efforts to guide the company through the bankruptcy reorganization and its subsequent emergence. We anticipate that management will need to continue to dedicate a substantial portion of time to establishing an adequate operating and public company infrastructure in the near term since Eddie Bauer has not been an independent company since 1971. If management’s attention is diverted too much from operational issues facing our business as a result of infrastructure or post-bankruptcy related responsibilities, management may not be able to devote sufficient time to revitalize the brand and our results of operations may suffer.

If our management team cannot integrate effectively or if we cannot attract and retain qualified senior and middle management and associates, our business will be adversely affected.

Most of the members of our senior management team have been in place for less than three years. Our new chief executive officer will be starting on July 9, 2007 and our chief merchandising officer and head of design joined us in the Summer of 2004. Our senior vice president, general counsel and secretary recently resigned, and we are currently operating without a permanent chief financial officer. In addition, several other key positions are open, such as chief operating officer, chief marketing officer and vice president of direct. Our success will depend to a significant extent on our ability to attract qualified individuals to our leadership team and to retain the services of members of our senior management team in the long term through attractive incentive arrangements. Competition for qualified personnel is intense. We may not be able to retain current employees or attract new employees due to uncertainty relating to our business as a result of our emergence from bankruptcy and uncertainty concerning our pursuit of strategic alternatives and our failure to obtain stockholder approval of our proposed merger in February 2007. Additionally, it may take a significant amount of time for any new personnel to become integrated into our business and operations. The loss, for any reason, of the services of members of our management team or the failure to attract and retain additional members of our management team could have a material adverse effect on us.

Our success also depends on our ability to hire, motivate and retain other qualified associates who reflect and enhance our customer-service oriented culture, including our store managers, sales associates and staff at our call centers. If we are unable to hire and keep enough qualified associates, especially during our peak season, our customer service levels and our business, financial condition and results of operations may be hurt.

In prior periods, we have disclosed that we had material weaknesses in our internal control over financial reporting. While we have been actively addressing these weaknesses through specific remediation plans, management has not completed the assessment required by Section 404 of the Sarbanes-Oxley Act. Our disclosure controls and procedures and internal control over financial reporting may not be effective in future periods, as a result of existing or subsequently identified material weaknesses in internal control over financial reporting, which could result in investors losing confidence in the accuracy and reliability of our financial statements.

We will be subject for the first time to the SEC rules adopted pursuant to Section 404 of the Sarbanes-Oxley Act requiring public companies to include a report of management on the company’s internal control over financial reporting in our annual report on Form 10-K for our fiscal year ending December 29, 2007. Accordingly, management has not yet completed the assessment required by Section 404 and the SEC’s rules and regulations implementing such section. “Internal control over financial reporting” is the process designed by a company’s senior management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

However, in preparing our financial statements as a stand-alone company since June 21, 2005, we identified several material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, that adversely affects a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Subsequent to our original Form 10 filing in December 2005, which was withdrawn on January 25, 2006, we identified several additional errors in our financial statements. In January 2007 we publicly announced that in the course of preparing our fiscal 2006 financial statements, we identified errors in our tax accounting for 2005 and prior years relating to the determination of deferred tax assets and goodwill on our balance sheet arising from the treatment of leasehold improvements. The errors announced in January 2007 were ultimately determined to be immaterial and have been corrected in the fiscal 2006 financial statements contained in our annual report on Form 10-K for the fiscal year ended December 30, 2006. Both sets of errors originally went undetected due to insufficient technical in-house expertise necessary to provide a sufficiently rigorous review.

Identified weaknesses included the lack of sufficient controls to ensure adequate analysis and documentation regarding the application of numerous “fresh-start” accounting adjustments, including valuation of tangible and intangible assets and leases and assumption of employee benefit plan liabilities. In addition, a number of issues arose related to accounting for income taxes, including the development of the tax provision, accounting for NOLs and related valuation allowances, and identification and classification of deferred tax assets and liabilities. Several clerical and technical accounting errors, applicable to current and prior periods, were also identified pertaining to accounting for landlord incentives and deferred rent liability, hedge accounting for interest rate swaps and classification of activity in the statements of cash flows. In addition, our reliance upon manual closing and reconciliation systems and a lack of timely and sufficient financial statement account reconciliation and analysis had been identified as material weaknesses. As of December 30, 2006, permanent staffing with adequate technical expertise was not in place to support our ongoing accounting and reporting requirements for a public reporting company. Remediation plans to address the identified material weaknesses are being actively implemented and we expect to be fully compliant with Section 404 of the Sarbanes-Oxley Act as of December 29, 2007.

In conjunction with our preparation work for compliance with Section 404 of the Sarbanes-Oxley Act, management identified control deficiencies pertaining to the security administration of various automated business applications which could potentially impact internal control over financial reporting. These relate primarily to granting and tracking access to our accounting and merchandising systems. Management is still in the process of assessing, evaluating and testing these deficiencies. If these issues are not remediated in a timely manner, these deficiencies, along with other deficiencies that may be identified during the remainder of our review and testing of internal control over financial reporting, may collectively be considered a material weakness.

Accordingly management has not concluded that our internal control over financial reporting was effective as of and for the periods ended March 31, 2007, December 30, 2006, December 31, 2005 and July 2, 2005 (the fresh-start balance sheet date). To address the material weaknesses previously disclosed, we performed additional analysis and other post-closing procedures and retained additional external resources with extensive public company reporting expertise in order to prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States.

We will need to continue to divert significant resources to address our currently known weaknesses. If we are unable to adequately remediate our currently known weaknesses or if we identify additional weaknesses, investors could lose confidence in the accuracy and reliability of our financial statements, which would cause the market price of our stock to decline and could lead to stockholder litigation.

If we are not successful in improving profitability of our retail stores, our business will be adversely affected.

The growth of sales in our stores is significantly dependent on our ability to operate stores in desirable locations with capital investments and lease costs that allow us to earn a reasonable return. Desirable locations and configurations may not be available to us at all or at reasonable costs.

Our success will also depend on our ability to improve the profitability of our retail stores, which will require us to:

•	offer relevant products to our customers;

•	avoid construction delays and cost overruns in connection with the build-out of new stores;

•	close underperforming stores in a rational manner, such as upon their natural lease expirations;

•	adjust the average size of our existing stores to a more cost-efficient size; and

•	generate sufficient average sales per square foot in the stores we wish to keep open, to prevent a landlord exercising its contractual right to terminate the lease early if the store does not perform well.

If we cannot negotiate leases on reasonable terms, our business would be adversely affected.

Substantially all of our store locations are leased from landlords in regional malls and lifestyle centers and in metropolitan areas. As a result, each year, a portion of the locations under lease is due for renewal or renegotiation. In addition, we close a certain number of our store locations and lease new locations each year. Landlords typically evaluate the creditworthiness of a tenant and the expected sales volume of the store location in connection with the negotiation of lease terms. Continued weakening of our financial performance or financial profile, including our sales per square foot, or potential covenant defaults on our debt instruments could ultimately lead landlords to conclude that we do not meet their criteria for risk and return, and result in our inability to negotiate leases on reasonable terms or at all. In addition, we must be able to renew our existing store leases on terms that meet our financial targets. Due to the need to terminate or renegotiate a number of leases during the bankruptcy proceeding, our relationships with significant landlords may have been damaged, which may result in additional difficulty in leasing appropriate space. Our failure to secure favorable lease terms generally and upon renewal could hurt our business, financial condition and results of operations.

We depend on a high volume of mall traffic, the lack of which would hurt our business.

Many of our stores are located in shopping malls. Sales at these stores are derived, in part, from the volume of traffic in those malls. Our stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores, and other area attractions to generate customer traffic in the vicinity of our stores and the continuing popularity of the malls as shopping destinations. Traffic in malls where we have stores may be adversely affected by regional economic downturns, the closing of anchor tenants and competition from non-mall retailers and other malls where we do not have stores. In addition, a decline in the desirability of the shopping environment of a particular mall, or a decline in the popularity of mall shopping generally among our customers, would hurt our business, financial condition and results of operations.

If our catalogs are not successful, it could adversely affect both of our sales channels.

The success of our catalogs is a key factor in our efforts to revitalize our brand, as we believe the catalogs reinforce our brand image and drive sales across the retail and direct channels. If we are unable to continue to attract customers to our catalogs by providing them with appealing and extensive product offerings, our business, financial condition and results of operations may suffer.

Factors that may impact our ability to maintain and grow our catalog sales include:

•	customer acceptance of our catalog presentations;

•	increases in paper and printing costs, postage rates and other costs relating to our catalog mailings;

•	a failure in the timing of catalog deliveries;

•	the implementation of government-mandated return policies that would require us to pay for all returns;

•	our inability to adequately replenish our customer database, which has decreased in each of the last several years, primarily due to the loss of customers who were private-label credit card holders in connection with the liquidation of First Consumers National Bank, which was a special-purpose bank of Spiegel that offered private-label credit cards imprinted with an Eddie Bauer, Newport News or Spiegel logo to qualifying customers; and

•	the accuracy, breadth and depth of the information contained in our customer database so we can correctly analyze our mailing lists and maximize our customer targeting efforts.

In addition, catalog sales may decline as a result of customers switching from catalog purchases to Internet purchases. Our catalog sales may also be affected since, unlike some of our catalog competitors, we collect a sales tax on catalog sales.

Our website operations may not be successful, which could adversely affect our business.

The success of our websites is subject to risks and uncertainties associated with the Internet, including changing customer preferences and buying trends relating to Internet usage, changes in required technology interfaces, increasing costs of placing advertisements and keywords online, website downtime and other technical failures, changes in applicable U.S. and foreign regulation, security breaches and consumer privacy concerns. Our failure to successfully respond to these risks and uncertainties might hurt our website sales and damage our brand’s reputation. Internet sales may also be affected since, unlike some of our online competitors, we collect a sales tax on Internet sales.

Our processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

Our collection and processing of transactions through our websites require us to receive and store a large volume of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. Our business, financial condition and results of operations could be adversely affected if the laws and regulations are expanded, implemented or interpreted to require changes to our business practices and methods of data collection.

As personal and legal issues relating to privacy and data protection become more sensitive, we may become exposed to potential liabilities with respect to the data we collect, manage and process, and may incur legal costs if our information security policies and procedures are not effective or if we are required to defend our methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to our methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction to such developments.

We may be subject to significant liability should the consumption of any of our products cause injury or death.

The sale of casual sportswear and accessories involves the risk of injury to consumers. If the use of any of our products causes, or is alleged to have caused, an injury we may become subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused injury or death could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance in an amount that we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

Under certain circumstances, we may be required to recall products, leading to a material adverse effect on our business. Even if a situation does not necessitate a recall, product liability claims might be asserted against us. A product liability judgment against us or a product recall could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

There is no assurance that our royalty stream from licensing arrangements will continue in the future.

We are currently a party to licensing agreements with third parties for the manufacture, distribution and sale of merchandise carrying the Eddie Bauer brand name. These third-party licensees may not perform under the terms of the licensing agreements. In addition, some of our licensing agreements will expire by their terms over the next several years. We cannot assure that we will be successful in negotiating and entering into either extensions of existing agreements or new licensing agreements with suitable third parties on economically favorable terms. In addition, any downturn in the business or reputation of our licensees could in turn reduce sales of our licensed products. While our licensees are responsible for all quality control procedures on our licensed products, we cannot assure that our reputation will not be harmed as a result of any product liability claim in the future. Any such claim could divert management attention and result in significant costs to us. The occurrence of any one or more of these events could adversely affect our Eddie Bauer brand revitalization initiatives and thus our business, operating results and financial condition.

Further, our licensing arrangements provide us with relatively high margins because we incur relatively few expenses in connection with them. As a result, any decrease in our royalty revenue will adversely affect our net income directly.

We rely on one sourcing agent for a substantial majority of our sourcing needs.

In 2006, on a purchase value basis, we sourced approximately 84% of our products through Eddie Bauer International, Ltd. (“EBI”). In the quarterly period ended March 31, 2007, we sourced approximately 76% of our products through EBI. Our sourcing agreement with EBI is on a commission basis and is automatically renewed each year unless terminated by either party upon one year written notice. If the agreement with EBI were terminated or if the terms of the agreement were modified substantially and we did not find an appropriate replacement in a timely manner and on reasonable terms, or if we were unable to transition the EBI functions in-house in a cost-effective manner, we could experience shortages or delays in receipt of our merchandise, higher costs and quality control issues. Any of these events could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our competitors may perform all or a larger portion of their sourcing functions in-house, and, as a result, have lower sourcing costs than we do.

We outsource the manufacturing of our products to vendors outside the United States. As a result, we may have difficulty securing production sources that meet our requirements. We also are subject to a variety of risks associated with doing business abroad.

We use independent vendors to manufacture our products and depend on these vendors to maintain adequate financial resources, secure a sufficient supply of raw materials and maintain manufacturing capacity to meet our pricing, quality and demand requirements. We do not maintain long-term contracts with our vendors. If we are unable to locate quality vendors and foster stable relationships with them, this could have a material adverse effect on our business, financial condition and results of operations. In addition, as vendors receive increased orders from us and/or other retailers, we may experience delays in receiving our products or quality control issues. We also anticipate reducing the number of vendors and countries from which we source, which may make it more difficult to meet our performance, quality and cost requirements and will cause us to become more dependent upon a smaller number of vendors.

Importing from foreign suppliers also requires us to order products in advance to account for transportation time. We currently order products approximately six months prior to the time the product is available to our customers. We may have to hold goods in inventory and sell them at lower margins if we overestimate customer demand or if customer preferences change. If we underestimate customer demand, we may miss sales opportunities. In addition, this lead time also makes it difficult for us to adjust to changes in customer preferences subsequent to our orders. Finally, if quality control inspectors detect a defect, delivery of our products may be delayed, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is also subject to a variety of other risks generally associated with doing business abroad, such as political and financial instability, currency and exchange risks, disruption of imports by labor disputes and local business practices, health concerns regarding infectious diseases in countries in which our merchandise is produced, adverse weather conditions or natural disasters, acts of war or terrorism in the United States or worldwide, to the extent these acts affect the production, shipment, receipt of or demand for merchandise. Our future performance will be subject to these factors, which are beyond our control, and these factors could materially hurt our business, financial condition and results of operations.

Increased energy prices may increase our sourcing and shipping costs.

Energy prices have risen substantially over the past few years and may continue to rise due to tight supplies, political unrest in oil producing regions or other factors. If our shipping or sourcing partners pass these increases on to us, our costs of goods will increase. If we are unable to increase our product and shipping prices, as applicable, to cover these additional costs, our operating results and financial condition will be adversely impacted.

Any disruption in our transportation delivery chain could delay shipments to our stores and to our customers.

We rely on third parties for each step of our transportation delivery chain to deliver our products on time. If any step in the chain becomes unavailable or is delayed, we would have to find a replacement. We may incur additional costs and could experience a delay in delivering our products to our stores and to our customers. We have experienced such issues in the past. For example, we began receiving overseas shipments into the ports of Tacoma/Seattle because we experienced lengthy delays using the port of Los Angeles. In addition, in 2002, a West Coast longshoremen’s strike significantly delayed delivery of our products to our distribution center in Groveport, Ohio. Also, from time to time labor disputes regarding pilots employed by United Parcel Services (“UPS”) have occurred, which have threatened our ability to deliver expedited packages in the event of a work stoppage. Finally, inclement weather, other natural disasters or acts of terrorism may cause unexpected delays in our transportation delivery chain. Any inability to deliver products on time could undermine customer confidence in us and have a material adverse effect on our business, financial condition and results of operations.

Our inability to streamline our back-end operations to serve as a stand alone entity or a significant disruption in back-end operations could adversely affect our business.

As part of the Spiegel bankruptcy process, we transitioned our back-end operations, including our information technology systems, logistics and distribution and customer call centers to support our business on a stand-alone basis. The systems, networks, facilities and other infrastructure associated with these back-end functions were originally designed to support multiple Spiegel merchant divisions, and we are in the process of streamlining these operations to make them more appropriate for our business as a stand-alone entity. In addition, some of these systems, particularly relating to information technology, are dated and are an amalgamation of multiple applications, rather than one overarching state-of-the-art system. We will incur substantial costs in connection with updating and streamlining our information technology systems, and it is anticipated to take a significant amount of time. If we are unable to effectively streamline these systems and update them where necessary, this could have a material adverse effect on our business, financial condition and results of operations.

In addition, any significant interruption in our back-end operations resulting from systems failures, associate grievances, natural disasters, inclement weather, accidents or other unforeseen events could lead to delays or other lapses in service relating to the distribution of merchandise to our stores and to our customers, or in the processing of returns from our customers. If our current back-end operations cannot handle a significant increase in transaction volume, we may experience inaccuracy in processing orders or delays in delivering orders. Any delays or lapses in service could have a material adverse effect on our business, financial condition and results of operations.

Our financial condition and results of operations may be adversely affected by our joint venture partners’ inability to market and sell merchandise and operate our joint ventures effectively.

We provide our joint venture partners in Germany and Japan with access to our designs, sourcing network, marketing materials, catalog photography, page layouts and general operational knowledge. We do not directly manage or control the sales, marketing or operational aspects of our joint venture partners. Our financial condition and results of operations may be adversely affected by our joint venture partners’ inability to market and sell merchandise and operate the joint venture effectively and in a manner consistent with our business plans. We also are subject to foreign currency exchange risk as our joint ventures submit payment to us in their respective local currencies and we convert to U.S. dollars at a daily rate upon payment. Our Eddie Bauer Germany joint venture has experienced weakness in its retail stores operation, and in January 2007 made the decision to close all of its retail stores. It is anticipated that all Eddie Bauer Germany retail stores will be closed by August 2007. We may record additional equity losses in future periods related to our proportionate share of the store closing costs.

If we cannot protect our trademarks and other proprietary intellectual property rights, our business may be adversely affected.

We use many trademarks and product designs in our business. As appropriate, we rely on the trademark and copyright laws to protect these designs even if not formally registered as marks, copyrights or designs. We believe these trademarks and product designs are important to our competitive position and success. Third parties may sue us for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than we do to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend the litigation. Moreover, if the party claiming infringement were to prevail, we could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party, assuming these royalty or licensing arrangements are available at all on an economically feasible basis, which they may not be.

Additionally, we may experience difficulty in effectively limiting unauthorized use of our trademarks and product designs worldwide. Unauthorized use of our trademarks or other proprietary rights may cause significant damage to our brand name and our ability to effectively represent ourselves to our agents, suppliers, vendors, licensees and/or customers. While we intend to enforce our trademark and other proprietary rights, there can be no assurance that we are adequately protected in all countries or that we will prevail when defending our trademark and proprietary rights.

If our independent vendors do not use ethical business practices or comply with applicable laws and regulations, our business and our reputation could be harmed.

While our Global Labor Practices Program and our vendor operating guidelines promote ethical business practices, we do not control our independent vendors or their business practices. Accordingly, we cannot guarantee their compliance with our guidelines.

Violation of labor or other laws by our vendors, or the divergence of a vendor’s labor practices from those generally accepted as ethical in the United States could materially hurt our business, financial condition and results of operations if, as a result of such violation, we were to incur substantial liability or attract negative publicity damaging to our reputation. Our business might also be harmed if we ceased our relationship with that vendor and were unable to find another vendor to produce goods on equally favorable terms.

Unseasonable or severe weather conditions may adversely impact our net merchandise sales and our operating results.

Our business is adversely affected by unseasonal weather conditions. Sales of our outerwear and sweaters are dependent in part on the weather and may decline in years in which weather conditions do not favor the use of these products. Further, sales of our Spring and Summer products, which traditionally consist of lighter clothing, are adversely impacted by cool or wet weather. In addition, severe weather events, such as hurricanes, blizzards and floods typically lead to temporarily reduced traffic at malls where most of our stores are located. Severe weather events have and will continue to impact our ability to supply our stores from our central distribution facility, deliver orders to our customers and staff our stores and call centers. Periods of unseasonably warm weather in the Fall or Winter or unseasonably cold or wet weather in the Spring or severe weather events could have a material adverse effect on our results of operations and financial condition.

Risks relating to our Financial Condition and Results of Operations

If our net operating loss carryforwards become unavailable or limited in the future, we may be obligated to pay income tax in excess of amounts retained with respect to the securitization note.

In connection with our emergence from bankruptcy we issued a non-recourse promissory obligation to a liquidating trust established for the benefit of the creditors of Spiegel, pursuant to which we are obligated to pay the creditors’ trust 90% of any proceeds (as defined in the obligation) received by Spiegel Acceptance Corporation and Financial Services Acceptance Corporation in respect of securitization interests held by either entity in certain pre-petition securitization transactions to which Spiegel and its subsidiaries were a party. As a result of this arrangement, we are taxed on 100% of the proceeds we receive from Spiegel Acceptance Corporation and Financial Services Acceptance Corporation (which are former Spiegel entities acquired by us as part of the Plan of Reorganization) in respect of the securitization interest, but are only entitled to retain 10% of the amounts received. As a result, to the extent that we receive proceeds, the arrangement reduces the amount of net operating loss carryforwards that are available to offset income from other sources. In addition, if our net operating loss carryforwards become unavailable or are limited in the future, including through a change of control, the amount of taxes due on the 100% of proceeds we receive likely would exceed the 10% of proceeds we are entitled to retain and would reduce our cash flow.

Our reorganization valuation was based in part on estimates of future performance. If actual results do not meet or exceed the projections in our long term plan, we could experience additional impairment charges that could adversely affect our operating results.

Our financial statements reflect the adoption of fresh start accounting under American Institute of Certified Public Accountants Statement of Position 90-7 (“SOP 90-7”). Fresh start accounting principles provided, among other things, that we determined the reorganization value of our company and allocated such reorganization value to the fair value of our tangible assets, finite-lived intangible assets and indefinite-lived intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 141, (“SFAS 141”) as of our emergence from bankruptcy in June 2005. An independent third party appraisal firm was engaged to assist us in determining our reorganization value. As of our fresh start reporting date, we recorded goodwill and trademark intangible assets of $220.5 million and $225.0 million, respectively.

Although we allocated our reorganization value among our assets in accordance with SFAS No. 141, our allocations were based on estimates and assumptions that may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. If these results are not achieved, the resulting values could be materially different from our estimates, which could cause us to write down the value of our assets and record impairment charges which could make our earnings volatile. During the fiscal year ended December 30, 2005, in conjunction with our annual impairment reviews as required under SFAS No. 142, we recognized an impairment loss of $40 million related to our trademarks. The decline in the fair value of our trademarks between our fresh start reporting date and December 30, 2005 was due principally to decreases in our projected revenues. In the third quarter of fiscal 2006 we completed impairment tests for our indefinite-lived intangible assets, including our goodwill and trademarks. As a result we recorded an impairment charge of $117.6 million related to our goodwill. The decline in our fair value since our fresh start reporting date was due principally to the lower than projected revenues and gross margins.

We could experience additional impairment charges in future periods if our assumptions and projections within our long-range plans are not achieved.

Our substantial amount of debt may limit the cash flow available for our operations and place us at a competitive disadvantage.

In connection with the Plan of Reorganization, we and our subsidiaries entered into the $300 million senior secured term loan agreement and a $150 million senior secured revolving credit facility. Since that time, we and our subsidiaries refinanced the $300 million senior secured term loan by entering into a $225 million amended and restated senior secured term loan agreement and issued $75 million aggregate principal amount of 5.25% convertible senior notes due 2014, which are the subject of this registration statement. As a result, we have, and will continue to have a substantial amount of debt. Our level of debt:

•	requires us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt (currently 50% of our excess cash flow must be used to reduce our outstanding obligations under the Amended Term Loan on an annual basis), which reduces our funds available for working capital, capital expenditures and other general corporate purposes, and may also prevent us from taking advantage of business opportunities as they arise or successfully carrying out expansion plans, if any;

•	may result in higher interest expense if interest rates increase on our floating rate borrowings;

•	limits our flexibility in planning for or reacting to, and heightens our vulnerability to, changes or downturns in our business, the industry or in the general economy; and

•	limits our ability to pay future dividends.

In addition, the terms of our debt contain various restrictive covenants that limit our ability to, among other things:

•	incur additional debt;

•	grant liens;

•	dispose of certain property;

•	make certain capital expenditures; and

•	engage in sale-leaseback transactions and transactions with affiliates.

We are also required to meet a fixed charge coverage ratio and a leverage ratio under our term loan and, if certain availability thresholds are not met, a fixed charge coverage ratio under our revolving credit facility. These restrictions and covenants inhibit our operational flexibility and restrict or prohibit our ability to take actions that could be beneficial to the holders of our securities. This may place us at a competitive disadvantage to our competitors who may not be subject to similar restrictions.

We experience fluctuations in our quarterly comparable store sales.

The success of our business depends, in part, upon our ability to increase sales at our existing stores. Our comparable store sales have fluctuated over most quarters in the past three years, and we expect that they will continue to do so in the future. Since fiscal 2002, our quarterly comparable store sales have ranged from a decrease of 17.1% in the first quarter of fiscal 2002 to an increase of 9.5% in the first quarter of fiscal 2007. Various factors affect our comparable store sales, including the number of stores we open and close in any period, the general retail sales environment, changes in our merchandise, competition, customer preferences, current economic conditions, energy prices, the timing of our releases of new merchandise and promotional events, the success of our marketing programs, the approach and timing of mark down strategies, weather conditions and the overlapping of existing store sales by new stores in existing markets.

Our ability to maintain and improve our comparable store sales results depends in large part on improving our forecasting of customer demand and preferences and adjusting our inventory levels accordingly, increasing the number of transactions in each store, selecting effective marketing techniques, providing an appropriate mix of merchandise for our broad and diverse customer base and using more effective pricing strategies. Any failure to meet the comparable store sales expectations of investors and securities analysts in one or more future periods could significantly reduce the market price of our common stock.

Risks Relating to our Common Stock

An active trading market for our common stock may not continue to exist, and there can be no assurance as to the market price for our common stock.

While our common stock is currently quoted on the NASDAQ Global Market, we cannot assure that an active market for our common stock will continue to exist. In addition, the market price for our common stock may be highly volatile. The information we are providing in this prospectus and other public filings and announcements may be received negatively by our stockholders or by investors who have been trading in our stock and may cause them to sell their shares, which may cause the price of our common stock to decline. In addition, it is possible that investors who have been trading in our stock have been engaging in short-selling, which could further cause the price of our common stock to decline.

The trading price of our common stock could also fluctuate due to the factors discussed in this “Risk Factors” section. The trading market for our common stock also may be influenced by the research and reports that industry or securities analysts publish about us or our industry. While there can be no assurance that any analysts will continue to cover our company, in the event that one or more of the analysts who may cover us now or in the future were to publish an unfavorable research report or to downgrade our stock, our stock price likely would decline. If one or more of analysts who may cover our company from time to time were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, the stock market in general has experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The issuance of the notes may result in the increased volatility of the sale price of our common stock as a result of, among other things, the short selling or hedging activities by our note holders. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

As a public company we will incur substantial additional costs to comply with securities laws, rules and regulations, including, in particular, Section 404 of the Sarbanes-Oxley Act.

We have operated as a public company since June 2005. As a public company subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act, we are required, among other things, to file periodic reports relating to our business and financial condition. In addition, beginning with our annual report for the year ending December 29, 2007, Section 404 of the Sarbanes-Oxley Act will require us to include a report with our annual report on Form 10-K that must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of that fiscal year and disclosure of any material weaknesses in internal control that we have identified. Additionally, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving compliance with Section 404 within the prescribed period will require us to incur significant costs and expend significant time and management resources. If we are unable to complete the work necessary for our management to issue its management report in a timely manner, or if we are unable to complete any work required for our management to be able to conclude that our internal control over financial reporting is operating effectively, we and our independent registered public accounting firm would be unable to conclude that our internal control over financial reporting is effective as of December 29, 2007. As a result, investors could lose confidence in our reported financial information or public filings, which could have an adverse effect on the trading price of our stock or lead to stockholders litigation. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is not operating effectively. The new laws, rules and regulations may also make it more difficult for us to attract and retain qualified independent members of our board of directors and qualified executive officers.

Provisions of our Certificate of Incorporation, Bylaws and Senior Officer Change in Control Compensation Benefits Plan and our Senior Notes could discourage potential acquirers and could deter or prevent a change in control.

Provisions in our certificate of incorporation, bylaws, Senior Officer Change in Control Compensation Benefits Plan and our Senior Notes, as well as Delaware corporate law, may have the effect of delaying, deferring or preventing a change in control. These provisions include:

•	our ability to issue “blank check” preferred stock;

•	provisions restricting stockholders from calling a special meeting of stockholders;

•	provisions that set forth advance notice procedures for meetings of stockholders; and

•	payments of certain bonus and severance amounts to covered employees in certain circumstances.

In addition, under our certificate of incorporation, a person or entity who seeks to acquire 4.75% or more of our outstanding common stock, or a person or entity who already is a direct or indirect 4.75% stockholder and wishes to increase its ownership, may not acquire such shares unless it has obtained the prior written consent of our board of directors until such time as these restrictions lapse, which will occur not later than January 4, 2009 at the latest. Our board of directors may deny any such proposed transaction if it determines in its reasonable assessment that the proposed transaction could jeopardize realization of the full benefits of unrestricted use of our net operating loss carryovers.

In accordance with our certificate of incorporation, any transaction in violation of these ownership restrictions will be void so that a purported transferee will not have any ownership rights with respect to any shares acquired in excess of these ownership restrictions. Therefore, a purported transferee will not be entitled to any rights as a stockholder, including voting, dividend or distribution rights, with respect to any excess shares. In addition, Eddie Bauer has the right to demand any purported transferee of excess shares to transfer to an agent of our designation its excess shares for resale by the agent or, if the excess shares have already been sold by the purported transferee, to transfer to the agent any proceeds from the sale by the purported transferee of such excess shares. We have set up procedures that instruct our transfer agent not to transfer, without our written approval, any shares on our books and records if such transfer would violate these ownership restrictions.

These provisions may make it more difficult for other persons or entities, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock, or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. These provisions also may limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Our ability to utilize our NOLs and certain other tax attributes may be limited.

As of December 30, 2006, we had NOLs of approximately $540 million for federal income tax purposes. Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. An ownership change is generally defined as a greater than 50% change in its equity ownership by value over a three-year period. We may experience an ownership change in the future as a result of subsequent shifts in our stock ownership, including as a result of any conversion of the notes into shares of our common stock. If we were to trigger an ownership change in the future, our ability to use any NOLs existing at that time could be limited.

Risks Relating to the Notes

Applicable accounting rules relating to the conversion features of the notes will result in increased non cash interest expense and may cause volatility in our results of operations due to the requirement to adjust the derivative liability associated with the conversion features to fair value each quarter.

As a result of the requirement that we settle any conversion of notes occurring prior to the termination of the ownership limitations contained in our certificate of incorporation in cash, the conversion features contained within the notes are deemed to be an embedded derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). In accordance with SFAS 133, the embedded derivative related to the conversion features requires bifurcation from the debt component of the notes and a separate valuation. We will recognize the embedded derivative as either an asset or liability on our balance sheet, measure it at its estimated fair value and recognize changes in its estimated fair value within our results of operations each quarter. We anticipate that we will determine the fair value of the embedded derivative primarily using a Black-Scholes model and other valuation methodologies. The Black-Scholes model and other valuation methodologies are complex and require significant judgments. Additionally, given the volatility of our stock price and the stock price of other comparable retailers, which have a direct impact on our valuation, future changes in the estimated fair value of the conversion features of the notes may have a material impact on our results of operations.

As a result of the required bifurcation of the embedded derivative related to the conversion features of the notes under SFAS 133, the carrying value of the notes at issuance will be significantly less than the $75 million face value of the notes. The difference between the face value and the carrying value of the notes as of the date of issuance will be reflected as an increase to our interest expense using the effective interest rate method on a quarterly basis over the life of the notes. This discount amortization will result in a significantly higher rate of non cash interest expense within our results of operations over the stated interest rate of the notes and a corresponding decrease to our net income.

Although the notes are referred to as “senior notes,” the notes are effectively junior to the rights of our and our subsidiary guarantors’ existing and future secured creditors and effectively subordinated to the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes are our general senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness. The notes are effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes are effectively subordinated to all existing and future liabilities of our non-guarantor subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations.

The notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that are from time to time parties to any of our domestic credit facilities, whether as a borrower, co-borrower or guarantor. The subsidiary guarantees are general unsecured senior obligations of the subsidiary guarantors and will rank equally in right of payment with any existing and future senior unsecured indebtedness of the subsidiary guarantors and senior in right of payment to any subordinated indebtedness of the subsidiary guarantors. The subsidiary guarantees are effectively junior to all of the existing and future secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness.

Our non-guarantor subsidiaries have no obligation to pay any amounts due on the notes and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Holders of our existing and future secured indebtedness will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness. The notes will be effectively junior to existing secured financings and any future secured indebtedness incurred by us and the guarantors. As a result, in the event of any distribution or payment of our or a guarantor’s assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have prior claims to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our general creditors, based on the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

As of March 31, 2007, (1) on an actual historical basis, we and the subsidiary guarantors had $300.8 million of outstanding indebtedness, of which $274.0 million was senior and secured and $26.8 million was senior and unsecured; and (2) on an as adjusted basis, giving effect to the initial sale of the notes and the application of the net proceeds therefrom to repay a portion of the Prior Term Loan, as defined in this prospectus, we and the subsidiary guarantors have outstanding approximately $327.0 million in indebtedness, all of which are senior and $225.2 million of which are secured. At March 31, 2007, our non-guarantor subsidiaries held approximately $70.5 million of assets and had outstanding approximately $11.1 million of indebtedness and other liabilities.

Federal or state laws allow courts, under specific circumstances, to void debts, including subsidiary guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a subsidiary guarantor becomes a debtor in a case under the U.S. Bankruptcy Code or suffers other financial difficulty, a court might avoid (that is, cancel) its guarantee. A court might do so if it found that:

•	the subsidiary received less than reasonably equivalent value or fair consideration for the incurrence of such debt or subsidiary guarantee; and

•	when the subsidiary entered into its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee), it either:

•	was or was rendered insolvent;

•	was left with inadequate capital to conduct its business; or

•	believed or should have believed that it would incur debts beyond its ability to pay such debts as they mature.

A court might also avoid a subsidiary’s guarantee, without regard to these factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a court would consider an entity insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantees would not be voided or subordinated to the subsidiary guarantors’ other debt.

If the subsidiary guarantees were legally challenged, they could also be subject to the claim that, since they were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration.

A court could thus void the obligations under the subsidiary guarantees or subordinate the subsidiary guarantees to the subsidiary guarantors’ other debt or take other action detrimental to holders of the notes.

We may not have sufficient consideration necessary to settle conversion of the notes or to purchase the notes upon a fundamental change, and our other debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

We will be required to pay cash in respect of notes converted prior to the termination of the ownership limitations contained in our certificate of incorporation. When we are not otherwise required to pay cash in respect of converted notes we may nevertheless elect to settle all or a portion of our conversion obligations by making cash payments. In addition, holders may require us to purchase their notes upon a fundamental change, as described under “Description of notes — Fundamental change permits holders to require us to purchase notes.” An event constituting a fundamental change that enables holders to exercise their conversion rights or require us to repurchase their notes may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness under our credit facilities or other indebtedness we may have in the future. In addition, the terms of our credit facilities may prohibit borrowings thereunder being used to pay for converted notes.

Further, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the settlement amount in cash, or the fundamental change purchase price for the notes tendered by the holders in cash. Our ability to pay the settlement amount in cash, or the fundamental change purchase price for the notes in cash, will be subject to limitations we may have in our credit facilities, or any other indebtedness we may have in the future. If you convert your notes or require us to purchase them, we may seek the consent of our lenders or attempt to refinance our debt, but there can be no assurance that we will be able to do so.

Failure by us to pay the settlement amount upon conversion or purchase the notes when required will result in an event of default with respect to the notes, which may also result in a default under existing and future agreements governing our indebtedness. If the repayment of such indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

In addition, pursuant to the terms of the indenture, we will agree that in no event will the Company issue shares of its common stock beyond the maximum level permitted by the continued listing standards of the Nasdaq Stock Market. This limitation may prevent us from issuing shares in settlement of converted notes in circumstances where we do not have sufficient cash resources to settle the notes by paying cash.

Because your right to require purchase of the notes upon a fundamental change is limited, the trading price of the notes may decline if we enter into a transaction that does not constitute a fundamental change under the indenture.

Upon the occurrence of a fundamental change (as defined under “Description of notes — Fundamental change permits holders to require us to purchase notes”), you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

The fundamental change provisions may delay or prevent an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult for a third party to acquire us. The fundamental change provisions, including the fundamental change purchase right and the provisions requiring an increase in the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances delay or prevent a takeover of our company and the removal of incumbent management that might otherwise be beneficial to investors.

The limitation on conversion of the notes prior to the termination of the ownership limitations contained in our certificate of incorporation and conditional conversion feature of the notes until April 1, 2013 could result in your receiving less than the value of our common stock into which a note would otherwise be convertible and may impact the trading price of the notes and make them more difficult to resell.

The notes are not convertible prior to the termination of the ownership limitations contained in our charter, which will occur not later than January 4, 2009, except upon the occurrence of specified corporate transactions described in this prospectus. Following the termination of the ownership restrictions contained in our certificate of incorporation and prior to April 1, 2013, the notes are convertible if specified conditions are met. Accordingly, your ability to convert your notes is subject to significant restrictions and you may not be able to receive the value of the cash and/or common stock into which the notes would otherwise be convertible. In addition, an inability to convert may adversely affect the trading price of the notes and/or the resaleability of the notes.

The value of consideration received by holders upon conversion of the notes may be less than the conversion value of the notes on the conversion date.

If notes are converted prior to the termination of the ownership limitations contained in our certificate of incorporation, we must pay cash in settlement in respect of such converted notes. Upon conversion after the ownership limitations contained in our certificate of incorporation have terminated, if we do not elect to settle a conversion entirely by the delivery of shares of our common stock, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 25 trading day observation period. Accordingly, upon conversion of a note, you may receive less proceeds than you expected because the value of our common stock may decline between the conversion date and the day the settlement amount of your notes is determined. In addition, because of the 25 trading day observation period, settlement will generally be delayed until at least the 30th trading day following the related conversion date. See “Description of notes — Conversion rights — Settlement upon conversion.”

Under certain circumstances, upon conversion you will not receive the settlement amount until after maturity.

If you convert after the 30th trading day immediately preceding the maturity date and we do not elect to settle a conversion entirely by the delivery of shares of our common stock, you will not receive the settlement amount until after the maturity date. In addition, if you convert on or prior to the 30th trading day immediately preceding the maturity date, you may not receive the settlement amount until after the maturity date, depending on whether a market disruption event occurs on one or more trading days during the 25 trading day observation period.

The notes do not restrict our ability to take certain actions that could adversely affect the trading price of the notes.

Neither we nor our subsidiaries are restricted under the notes from incurring additional debt (including secured debt), incurring liens, paying dividends, issuing or repurchasing securities or entering into transactions with our affiliates. In addition, the indenture governing the notes does not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the notes could have the effect of diminishing our ability to make payments on the notes when due.

We may issue additional shares of our common stock or other equity and thereby adversely affect the market price of our common stock and the trading price of the notes.

We are not restricted from issuing additional shares of our common stock, or securities convertible into or exchangeable for our common stock, during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of our common stock or such convertible or exchangeable securities, it may adversely affect the market price of our common stock and, in turn, the trading price of the notes. In addition, it may impair our ability to raise capital through the sale of additional equity securities.

The trading price of the notes could be adversely affected by the market price of our common stock, which has historically experienced significant volatility.

Because the notes may be convertible based on the market price of our common stock, we expect that in general the trading price of the notes will be significantly affected by the market price of our common stock. The market price of our common stock has historically experienced significant fluctuations. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, many of which are out of our control. These factors include the other risk factors discussed elsewhere in this prospectus in “Risk factors” and “Cautionary Note Regarding Forward-Looking Statements.” Volatility or depressed market prices of our common stock could result in volatility or depressed trading prices of the notes, could limit the amount of cash and shares of our common stock, if any, deliverable upon conversion of the notes, and could make it difficult for you to resell the notes (or shares of common stock, if any, issued upon conversion) when you want or at attractive prices.

The adjustments to the conversion rate do not cover all dilutive events that may adversely affect the trading price of the notes.

The conversion rate is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes — Conversion rights — Conversion rate adjustments.” However, the conversion rate will not be adjusted for certain other events, such as an issuance of common stock for cash or in connection with an acquisition, which may adversely affect the market price of our common stock. If any of these other events adversely affects the market price of our common stock, it may also adversely affect the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you.

If a specified corporate transaction that constitutes certain fundamental changes occurs with respect to notes converted in connection with such transaction, we will increase the conversion rate by a number of additional shares of our common stock unless the price paid per share of our common stock in such transaction is less than $10.84 per share of our common stock (subject to adjustment) or greater than $37.00 (subject to adjustment). A description of how the increase in the conversion rate is determined is set forth under “Description of notes — Conversion Rights — Adjustments to shares delivered upon conversion upon certain fundamental changes.”

Although the increase in the conversion rate is designed to compensate you for the lost value of your notes as a result of such transaction, it may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

An active trading market for the notes may not develop.

The notes have not been, and will not be, listed on any securities exchange or included in any automated quotation system. Therefore, no assurances can be made that any liquid market will develop for the senior notes or that holders of the senior notes will be able to sell their senior notes, and no assurances can be made concerning the price at which the holders will be able to sell their senior notes. The liquidity of the trading market and the trading price of the senior notes may be adversely affected by declines in the trading price of our common stock, by the delisting of our common stock from the NASDAQ Global Market, by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Material U.S. federal income tax consequences”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material U.S. federal income tax consequences.”

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only have rights with respect to our common stock if and when we deliver shares of our common stock to you upon conversion of your notes, and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

An adverse rating of the notes may adversely affect the trading price of the notes.

We do not intend to seek a rating on the notes. However, if the notes are rated in the future and one or more rating agencies assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and our common stock could be adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents we have incorporated by reference and the periodic and other reports we have filed and may file from time to time with the SEC may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of these forward-looking statements include forward-looking phrases such as “may,” “will,” “would,” “intends,” “plans,” “predicts,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “foresees,” “should” or “will continue” or similar expressions or the negatives of these terms or other variations of these expressions, or similar terminology, or discussions of strategy, plans or intentions.

These forward-looking statements reflect our current views regarding future events and are subject to certain risks, uncertainties, and assumptions. Many factors could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements that forward-looking statements may express or imply, including, among others:

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	the highly competitive nature of the retail industry generally and the segment in which we operate particularly;

•	the possible lack of availability of suitable store locations on appropriate terms;

•	our reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, political instability, legal and regulatory matters, duties, taxes, other charges and quotas on imports, local business practices and political issues and risks related to currency and exchange rates;

•	our ability to service any debt we incur from time to time, as well as the requirements the agreements related to such debt impose upon us;

•	shifts in general economic conditions, consumer confidence and consumer spending patterns;

•	our ability to retain, hire and train key personnel and management;

•	the seasonality of our business;

•	the ability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	changes in weather patterns;

•	the impact of the material weaknesses in internal control identified by management and the lack of effectiveness of our disclosure controls and procedures currently;

•	increases in the costs of mailing, paper and printing;

•	price and supply volatility of energy supplies;

•	our reliance on information technology, including risks related to the implementation of new information technology systems, risks associated with service interruptions and risks related to utilizing third parties to provide information technology services;

•	natural disasters;

•	the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; and

•	the other risks identified in this registration statement, or the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Some of these factors are discussed in more detail in this prospectus, including in the section of this prospectus entitled “Risk Factors,” and in the documents incorporated by reference into this prospectus. If one or more of these risks or uncertainties affects future events and circumstances, or if underlying assumptions do not materialize, actual results may vary materially from those described in this prospectus, and any of the periodic and other reports we have filed or may file from time to time with the SEC as anticipated, believed, estimated or expected, and this could have a material adverse effect on our business, financial condition and results of operations.

For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of any documents incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to in this section. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, unanticipated events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The financial information provided in the table below should be read in conjunction with our financial statements and related notes incorporated by reference into this prospectus. The following table presents our historical ratios of earnings to fixed charges for the periods indicated:

	Successor(1)
	Three		Successor(1)	Predecessor(1)
	Months		Six Months	Six Months
	Ended		Ended	Ended	Combined	Predecessor(1)	Predecessor(1)	Predecessor(1)
	March 31,	Successor(1)	December 31,	July 2,	Fiscal	Fiscal	Fiscal	Fiscal
	2007	Fiscal 2006	2005	2005	2005	2004	2003	2002
	Unaudited
	($ in thousands)

Earnings (Loss) before Fixed Charges:
Earnings (loss) from continuing operations(2)	(44,781)	(211,449)	(21,348)	63,577	42,229	40,771	(6,490)	22,254
Equity in (earnings) losses of foreign joint ventures	1,424	3,413	(174)	95	(79)	(3,590)	(1,606)	281
Distributed income from foreign joint ventures	0	362	0	300	300	0	0	0
Amortization of capitalized interest	137	542	228	180	408	673	995	1,252
Fixed charges	13,481	53,236	24,436	12,013	36,449	22,134	33,181	55,106
Less: Capitalized interest	429	754	281	0	281	0	253	555

Total Earnings (Loss) before Fixed Charges	(30,168)	(154,650)	2,861	76,165	79,026	59,988	25,827	78,338
Fixed Charges:
Interest expense including amortization of deferred financing fees, net of interest expense capitalized	6,806	26,928	11,064	761	11,825	316	2,513	18,952
Capitalized interest	429	754	281	0	281	0	253	555
Estimated interest portion of rental expense(3)	6,246	25,554	13,091	11,252	24,343	21,818	30,415	35,599

Total Fixed Charges	13,481	53,236	24,436	12,013	36,449	22,134	33,181	55,106
Ratio of Earnings to Fixed Charges	—	—	—	6.3	2.2	2.7	—	1.4
Deficiency of Earnings to Fixed Charges	43,649	207,886	21,575	—	—	—	7,354	—

(1)	In connection with our emergence from bankruptcy, we adopted fresh-start accounting and reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”). “Successor” refers to Eddie Bauer Holdings, Inc., the emerged entity, on and after July 2, 2005. Predecessor refers to the former Spiegel, Inc. subsidiaries that supported Eddie Bauer, Inc. and its operations. As a result of our adoption of fresh-start accounting and reporting, the results of the Predecessor and Successor are not comparable.

(2)	Earnings (loss) from continuing operations included reorganization expenses of $13.7 million, $26.9 million, and $91.0 million for the six months ended July 2, 2005, fiscal 2004 and fiscal 2003, respectively. Additionally, the six months ended July 2, 2005 included a $107.6 million gain on the discharge of liabilities associated with the Company’s emergence from bankruptcy.

(3)	The estimated portion of interest within the Company’s rental expense is 33%.

USE OF PROCEEDS

All of the senior notes and shares of our common stock are being sold by the selling security holders. We will not receive any proceeds from the sale of the senior notes or shares of common stock offered by the selling security holders.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of April 4, 2007 (the “indenture”) between us and The Bank of New York, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture and the registration rights agreement from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes, the subsidiary guarantees and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the registration rights agreement, including the definitions of certain terms used in the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Eddie Bauer Holdings, Inc. and not to its subsidiaries.

The notes are guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that are from time to time parties to any of our domestic credit facilities, whether as a borrower, co-borrower or guarantor. Initially, all of our domestic subsidiaries other than Financial Services Acceptance Corporation and Spiegel Acceptance Corporation are subsidiary guarantors.

General

The notes:

•	are limited to an aggregate principal amount of $75,000,000;

•	bear interest at a rate of 5.25% per year, payable semi-annually in arrears, on April 1 and October 1 of each year, commencing on October 1, 2007;

•	are subject to purchase by us, at your option, if a fundamental change (as defined under “Fundamental change permits holders to require us to purchase notes”) occurs, at a purchase price, payable in cash, equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but not including, the purchase date;

•	mature on April 1, 2014 unless earlier converted, redeemed or repurchased;

•	are our direct, unsecured and senior obligations and rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness;

•	are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	are unconditionally guaranteed on a senior unsecured basis by all of our existing and future subsidiaries that are from time to time parties to any of our domestic credit facilities, whether as a borrower, co-borrower or guarantor;

•	were issued in denominations of $1,000 and multiples of $1,000 and are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form; and

•	are eligible for trading on The PORTAL Market.

The notes are not convertible prior to the termination of the ownership limitations contained in our certificate of incorporation, which will occur not later than January 4, 2009, except upon the occurrence of specified corporate transactions described in this prospectus. Following the termination of the ownership restrictions contained in our certificate of incorporation and prior to April 1, 2013, subject to fulfillment of certain conditions and during the periods described below, and on or after April 1, 2013, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date, the notes may be converted at an initial conversion rate of 73.8007 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.55 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay, at our option, shares of common stock or cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the 25 trading-day observation period as described below under “Conversion rights — Settlement upon conversion,” provided, however, that if notes are converted prior to the termination of the ownership limitations contained in our certificate of incorporation, we must pay cash in settlement in respect of such converted notes. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, the indenture does not limit us or any of our subsidiaries from paying dividends or issuing or repurchasing our securities. Other than restrictions described under “Fundamental change permits holders to require us to purchase notes” and “Consolidation, merger and sale of assets” below and except for the provisions set forth under “Conversion rights — Conversion rate adjustments — Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of and interest and additional interest, if any, on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay principal of certificated notes at the office or agency designated by us for that purpose in New York City. We have initially designated The Bank of New York as our paying agent and registrar and its agency in New York City as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest and additional interest, if any, on certificated notes is payable to holders having an aggregate principal amount of:

•	$5,000,000 or less, by check mailed to the holders of these notes; and

•	more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge is being imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion. Also, we are not required to register any transfer or exchange of any note for a period of 15 calendar days before the mailing of a notice of redemption.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes bear interest at a rate of 5.25% per year. Interest on the notes will accrue from April 4, 2007. Interest is payable semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2007.

Interest will be paid to the person in whose name a note is registered at 5:00 p.m., New York City time, on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date; provided, however, that interest will be paid on the maturity date only to the person to whom we pay the principal amount and provided, further, that any defaulted interest shall be paid as provided in the indenture. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue thereon.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in New York City are authorized or obligated by law or executive order to close or be closed. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

To the extent lawful, payments of principal or interest (including additional interest, if any) on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Ranking

The notes are our general, unsecured obligations that rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness. The notes are effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes are guaranteed by the subsidiary guarantors on a senior unsecured basis. The subsidiary guarantees are general senior unsecured obligations of the subsidiary guarantors and will rank equally in right of payment with any existing or future senior unsecured indebtedness of the subsidiary guarantors and senior in right of payment to any subordinated indebtedness of the subsidiary guarantors. The subsidiary guarantees are effectively junior to all existing and future secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness. The notes are effectively subordinated to any indebtedness and other liabilities of our non-guarantor subsidiaries.

As of March 31, 2007, (1) on an actual historical basis, we and the subsidiary guarantors had $300.8 million of outstanding indebtedness, of which $274.0 million was senior and secured and $26.8 million was senior and unsecured; and (2) on an as adjusted basis, giving effect to the initial sale of the notes and the application of the net proceeds therefrom to repay a portion of the Prior Term Loan, we and the subsidiary guarantors have outstanding approximately $327.0 million in indebtedness, all of which are senior and $225.2 million of which are secured. At March 31, 2007, our non-guarantor subsidiaries held approximately $70.5 million of assets and had outstanding approximately $11.1 million of indebtedness and other liabilities.

Subsidiary guarantees

Our subsidiary guarantors (as defined below) will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration, by redemption, by repurchase or otherwise, all of our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on or additional interest, if any, in respect of the notes, expenses, indemnification or otherwise (all such guaranteed obligations are referred to as “guaranteed obligations”). The subsidiary guarantors agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or you in enforcing any right under the subsidiary guarantees. The subsidiary guarantees with respect to a note will automatically terminate immediately prior to the conversion of such note. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors. In certain cases, the subsidiary guarantees may be voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk factors — Risks relating to the notes — Federal or state laws allow courts, under specific circumstances, to void debts, including subsidiary guarantees, and could require holders of notes to return payments received from us and the subsidiary guarantors.”

“Subsidiary guarantors” mean all of our existing and future subsidiaries that from time to time are parties to any of our credit facilities (as defined below), whether as a borrower, co-borrower or guarantor.

“Credit facilities” means (i) the Term Loan Agreement, dated as of June 21, 2005, among us, Eddie Bauer, Inc., certain other subsidiaries parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto, (ii) the Loan and Security Agreement, dated as of June 21, 2005, among us, Eddie Bauer, Inc., certain other subsidiaries parties thereto, the financial institutions named therein, and Bank of America, N.A., as agent, Banc of America Securities LLC, as sole lead arranger and book manager, Fleet Retail Group, Inc. and The CIT Group/Business Credit, Inc., as co-syndication agents, and General Electric Capital Corporation, as documentation agent, (iii) any other credit agreement entered into by us or any of our domestic subsidiaries and (iv) any amendment, modification, restatement, renewal, extension, replacement, refunding or refinancing of any such credit facilities in whole or in part from time to time.

A subsidiary guarantee will be released and the subsidiary guarantor relieved from all of its obligations under the indenture and the subsidiary guarantee in the following circumstances:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to us or any affiliate);

•	upon the sale or disposition of all or substantially all of the assets of such subsidiary guarantor (other than to us or any affiliate); or

•	upon a subsidiary guarantor being released from any liability under the credit facilities and any guarantee or similar obligation in respect thereof.

Each subsidiary guarantor shall also be deemed released from all of its obligations under the indenture and its subsidiary guarantee and such subsidiary guarantee will terminate upon the discharge of the notes.

Conversion rights

General

The notes are not convertible prior to the termination of the ownership limitations contained in our certificate of incorporation, which will occur not later than January 4, 2009, except upon the occurrence of specified corporate transactions described under “— Conversion upon specified corporate transactions.” Following the termination of the ownership restrictions contained in our certificate of incorporation and prior to April 1, 2013, holders may convert their notes only upon satisfaction of one or more of the conditions described under the headings “— Conversion upon satisfaction of sale price condition,” “— Conversion upon satisfaction of trading price condition” and “— Conversion upon specified corporate transactions.” On or after April 1, 2013, holders may convert their notes, without regard to such conditions, at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the maturity date.

Subject to the preceding paragraph, holders may convert each of their notes based on an initial conversion rate of 73.8007 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $13.55 per share of common stock).

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and is subject to adjustment as described below. The conversion price at any given time is computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes, to the extent then convertible, only if that holder withdraws the fundamental change purchase notice submitted by that holder in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the “daily VWAP” (as defined under “— Conversion procedures — Settlement upon conversion”) of the common stock on the last day of the observation period. Our delivery to you of cash or a combination of cash and/or the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date (but excluding overdue interest, if any).

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date (but excluding overdue interest, if any) will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

For purposes of determining whether certain of the conversion contingencies have been triggered, “trading day” means a day during which:

•	trading in our common stock generally occurs on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading;

•	there is no market disruption event; and

•	a last reported sale price is available on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading.

For purposes of determining whether the conversion contingencies have been triggered, “market disruption event” means, if our common stock is listed on the NASDAQ Global Market, the New York Stock Exchange, or “NYSE”, or another U.S. national or regional securities exchange, or is quoted on the NASDAQ Global Market (to the extent that the NASDAQ Global Market is not at such time a U.S. national or regional exchange), the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon satisfaction of sale price condition

Following the termination of the ownership limitations contained in our certificate of incorporation and prior to April 1, 2013, a holder may surrender all or a portion of its notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after June 30, 2007 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price on such last trading day.

The “last reported sale price” of our common stock on any date means:

•	the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on the NASDAQ Global Market on that date (or, if no closing sale price is reported, the last reported sale price);

•	if our common stock is not listed for trading on the NASDAQ Global Market, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed;

•	if our common stock is not so listed on a U.S. national or regional securities exchange, the last sale price of our common stock on that date as reported by the NASDAQ Global Market (to the extent that the NASDAQ Global Market is not at such time a U.S. national or regional securities exchange);

•	if our common stock is not so reported by the NASDAQ Global Market (to the extent that the NASDAQ Global Market is not at such time a U.S. national or regional securities exchange), the last quoted bid price for our common stock on that date in the over-the-counter market as reported by Pink Sheets LLC or similar organization; or

•	if our common stock is not so quoted by Pink Sheets LLC or similar organization, the average of the mid-point of the last bid and ask prices for our common stock on that date from a nationally recognized independent investment banking firm selected by us for this purpose.

Conversion upon satisfaction of trading price condition

Following the termination of the ownership limitations contained in our certificate of incorporation and prior to April 1, 2013, a holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) of a note, as determined following a request by a holder of notes in accordance with the procedures described below, for each day in the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if only two such bids can reasonably be obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 aggregate principal amount of the notes, then, for purposes of the trading price condition only, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. The trustee will initially act as the bid solicitation agent.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 calendar days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share fair market value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the trustee, the conversion agent and the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender all or a portion of their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. “Scheduled trading day” means a day that is scheduled to be a trading day on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify the trustee, the conversion agent and holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender all or a portion of their notes for conversion at any time until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date).

In addition, holders may surrender all or a portion of their notes for conversion if a fundamental change of the type described in clauses (1) and (5) of the definition of fundamental change occurs. In such event, we will provide a notice to the trustee, the conversion agent and the holders of notes on or before the 20th calendar day after the occurrence of such fundamental change. Once we have given such notice, holders may surrender all or a portion of their notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the later of (i) the date which is 30 calendar days after the actual effective date of such transaction and (ii) the fundamental change purchase date.

Conversion procedures

Once a conversion condition has been satisfied, we will provide a notice to the trustee, the conversion agent and the holders of notes promptly, unless otherwise provided. Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a purchase notice as described under “— Purchase of notes by us at the option of the holder” or a fundamental change purchase notice as described under “— Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the terms of the indenture.

Settlement upon conversion

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock, provided that if notes are converted prior to the termination of the ownership limitations contained in our certificate of incorporation, we must pay cash in settlement in respect of such converted notes.

Subject to the requirement that all conversions occurring prior to the termination of the ownership limitations contained in our certificate of incorporation be settled solely by the delivery of cash, we may at any time irrevocably elect to settle all future conversions solely by the delivery of shares of our common stock, solely by delivery of cash or on a net share settlement basis. Any such irrevocable notice shall be delivered by us to the trustee and to all holders of notes. Except to the extent we have irrevocably elected a form of settlement, we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion no later than the second trading day immediately following the related conversion date. We may, in lieu of sending individual notices of our election, send one notice to all holders of the method we choose to satisfy our conversion obligation for conversions.

Except to the extent we have irrevocably elected a form of settlement and except to the extent that the conversion occurs prior to the termination of the ownership limitations contained in our certificate of incorporation, if we do not give any notice within the applicable time period as to how we intend to settle, we shall satisfy our conversion obligation only in shares of our common stock (and cash in lieu of fractional shares). We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner. That is, if we have not made an irrevocable election with respect to the form of settlement of conversions, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock, provided that if notes are converted prior to the termination of the ownership limitations contained in our certificate of incorporation, we must pay cash in settlement in respect of such converted notes.

If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares), you may retract your conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the conversion retraction period. You may not retract your conversion notice if: (a) we have irrevocably elected to pay solely cash or net share settlement upon conversion before you delivered your conversion notice; (b) you are converting your notes prior to the termination of the ownership limitations contained in our certificate of incorporation; or (c) you are converting your notes during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, even if we have not otherwise notified you prior to the conversion date of our settlement method election.

Settlement of our conversion obligation that we have not elected to satisfy partially or entirely in cash will occur in shares of our common stock as soon as practicable after we are required to notify you that we have chosen this method of settlement.

Settlement of our conversion obligation that we must settle entirely in cash or that we have elected to satisfy partially or entirely in cash will occur on the third trading day following the final trading day of the observation period (as defined below), unless the notes have become exchangeable solely for a fixed amount of cash following the occurrence of a fundamental change transaction in which event settlement will occur in cash on the third trading date following the relevant conversion date.

If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to you a number of shares equal to the product of (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. In addition, we will deliver cash in lieu of any fractional share of common stock otherwise issuable in connection with settlement of a conversion of notes based on the daily VWAP (as defined below) on our common stock on the last day immediately preceding the settlement of such conversion.

If we must settle the entire conversion obligation in cash or we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (2) the applicable conversion rate, and

•	the average daily VWAP of our common stock during the 25 trading day observation period.

If we elect to satisfy our conversion obligation by “net share settlement,” we will deliver to holders in respect of each $1,000 principal amount of notes being converted, a “settlement amount” of cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period. We will deliver cash in lieu of any fractional share of common stock issuable in connection with settlement of a conversion of notes based on the daily VWAP on our common stock on the last day of the observation period.

“Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value relating to such day; and

•	to the extent the daily conversion value exceeds $40, a number of shares equal to, (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

“Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, one-twenty-fifth (1/25) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

“Daily VWAP” of our common stock means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Financial Markets page “EBHI <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm selected by us for this purpose).

“Observation period” with respect to any note means the 25 consecutive trading-day period beginning on and including the second trading day after the related conversion date.

For the purposes of determining settlement upon conversion, “trading day” means a day during which:

•	trading in our common stock generally occurs on the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading; and

•	there is no market disruption event.

For the purposes of determining settlement upon conversion, “market disruption event” means:

•	a failure by the primary U.S. national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The continued listing standards of the Nasdaq Stock Market require us to obtain the approval of our stockholders before entering into transactions that potentially result in the issuance of 20% or more of our outstanding common stock under certain circumstances. Accordingly, notwithstanding anything to the contrary, in no event will we issue shares of our common stock beyond the maximum level permitted by these continued listing standards. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities quoted on The Nasdaq Stock Market.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

OS’
CR’	=	CR0	×

OS0

where,

CR0 = the conversion rate in effect immediately prior to such event

CR’ = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS’ = the number of shares of our common stock outstanding immediately after such event

2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of the issuance of such rights or warrants, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to such event

CR’ = the conversion rate in effect immediately after such event

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X = the total number of shares of our common stock issuable pursuant to such rights or warrants

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the date of announcement of the issuance of such rights or warrants

3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	SP0 SP0 − FMV

where,

CR0 = the conversion rate in effect immediately prior to such distribution

CR’ = the conversion rate in effect immediately after such distribution

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’	=	CR0	×	FMV0 + MP0 MP0

where,

CR0 = the conversion rate in effect immediately prior to such adjustment

CR’ = the conversion rate in effect immediately after such adjustment

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

4) if we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0	×	SP0 SP0 − C

where,

CR0 = the conversion rate in effect immediately prior to the record date for such distribution

CR’ = the conversion rate in effect immediately after the record date for such distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;

C = the amount in cash per share we distribute to holders of our common stock.

5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be increased based on the following formula;

CR’	=	CR0	×	AC + (SP’×OS’) OS0 × SP’

where,

CR0 = the conversion rate in effect on the date such tender offer or exchange offer expires

CR’ = the conversion rate in effect on the day next succeeding the date such tender offer or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender offer or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender offer or exchange offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date such tender offer or exchange offer expires

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender offer or exchange offer expires

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income-tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. federal income tax consequences.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property of ours as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us;

•	a conveyance, transfer, sale, lease or other disposition to a third party of all or substantially all of the property and assets of ours and our subsidiaries; or

•	any statutory share exchange,

in which holders of our common stock received cash, securities or other property in exchange for their shares of our common stock, the notes will become convertible into the kind and amount of consideration that holders of our common stock received in such transaction (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be a mixture of such types of consideration equal to the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election, and holders of the notes shall have no right to make any such election with respect to the notes. In all cases, the provisions above under “Settlement upon conversion” relating to the satisfaction of the conversion obligation shall continue to apply with respect to the calculation of the settlement amount. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “Conversion upon specified corporate transactions — Certain corporate events,” and such fundamental change pursuant to clause (1) or (2) of the definition of “fundamental change” occurs, in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied or no condition to conversion exists.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of shares by which the conversion rate will be increased per $1,000 principal amount of notes:

	Stock Price
Effective Date	$10.84	$13.00	$15.00	$17.00	$19.00	$21.00	$23.00	$25.00	$27.00	$29.00	$31.00	$33.00	$35.00	$37.00

April 4, 2007	18.4502	14.3411	11.4148	9.3352	7.7731	6.5512	5.5669	4.7568	4.0794	3.5062	3.0166	2.5955	2.2312	1.9147
April 1, 2008	18.4502	13.3426	10.5166	8.5659	7.1279	6.0149	5.1228	4.3897	3.7760	3.2555	2.8095	2.4245	2.0901	1.7985
April 1, 2009	18.4502	12.1469	9.4364	7.6248	6.3284	5.3430	4.5606	3.9200	3.3839	2.9282	2.5365	2.1968	1.9006	1.6410
April 1, 2010	18.4502	10.8304	8.1458	6.4844	5.3520	4.5169	3.8644	3.3338	2.8903	2.5127	2.1869	1.9031	1.6542	1.4347
April 1, 2011	18.4502	9.2852	6.5946	5.0940	4.1542	3.4973	2.9979	2.5963	2.2616	1.9764	1.7294	1.5134	1.3228	1.1537
April 1, 2012	18.4502	7.4856	4.6847	3.3792	2.6878	2.2528	1.9364	1.6849	1.4753	1.2960	1.1403	1.0036	0.8826	0.7748
April 1, 2013	18.4502	5.3780	2.2301	1.2510	0.9367	0.7877	0.6830	0.5976	0.5252	0.4627	0.4083	0.3605	0.3182	0.2804
April 1, 2014	18.4502	3.0681	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $37.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $10.84 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 92.2509 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, holders will have the right to require us to purchase all or a portion of their notes. The fundamental change purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but not including, the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay any accrued and unpaid interest and any additional interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the ordinary voting power of our common equity;

2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any conveyance, transfer, sale, lease or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the ordinary voting power of the common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event, shall not be a fundamental change;

3) continuing directors cease to constitute at least a majority of our board of directors;

4) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

5) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange or quoted on the NASDAQ Global Market or an established automated over-the-counter trading market in the United States.

A fundamental change will be deemed not to have occurred, however if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ Global Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities.

“Continuing director” means a director who either was a member of our board of directors on the date that the notes are first issued or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting fundamental change purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rights of the holders with respect to the notes and the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish a notice containing this information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, by 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. A fundamental change purchase notice must state:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any fundamental change purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if certificated notes have not been issued, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the fundamental change purchase notice.

We will be required to purchase the notes tendered for purchase on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest, and additional interest, upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature is, however, not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See “Risk factors” under the caption “We may not have sufficient funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change or other purchase date, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or, in one transaction or any series of related transactions, convey, transfer, sell, lease or dispose of all or substantially all of our properties and assets to, any person (if we are not the resulting, surviving or transferee person), unless:

•	the resulting, surviving or transferee person is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia, and such entity expressly assumes by supplemental indenture all of our obligations under the notes and the indenture and, to the extent then still operative, by supplemental agreement all of our obligations under the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer, sale, lease or disposition complies with these requirements.

Upon any such consolidation, merger, conveyance, transfer, sale, lease or disposition, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined under “— Fundamental change permits holders to require us to purchase notes”) permitting each holder to require us to purchase the notes of such holder as described above, or an event that would give rise to the right of holders to surrender all or a portion of their notes for conversion, as described under ‘‘— Conversion upon specified corporate transactions” above. In addition, certain of the foregoing transactions could result in an adjustment of the conversion rate, or could result in the notes becoming convertible into property other than our common stock, all as described above.

The indenture also provides that any of the subsidiary guarantors may consolidate with or merge with or into, or convey, transfer, sell, lease or dispose of all or substantially all of its properties and assets to, another person (if such subsidiary guarantor is not the resulting, surviving or transferee person), provided that:

•	the resulting, surviving or transferee person is a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of such subsidiary guarantor under the subsidiary guarantee and the indenture and, to the extent then still operative, by supplemental agreement all of the obligations of such subsidiary guarantor under the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture; and

•	the subsidiary guarantor has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance, transfer, sale, lease or disposition complies with these requirements.

A subsidiary guarantor will be released and relieved from all of its obligations under the subsidiary guarantee in certain circumstances as described above under “— Subsidiary guarantees”.

Events of default

Each of the following is an event of default:

1) default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “Registration rights”) on any note when due and payable and the default continues for a period of 30 calendar days;

2) default in the payment of principal of any note when due and payable at its stated maturity, upon required purchase, upon declaration or otherwise;

3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five calendar days;

4) our failure to give a fundamental change notice or notice of a specified corporate transaction as described under “— Conversion upon specified corporate transactions,” in each case on a timely basis as required under the indenture;

5) our failure to comply with our obligations under “Consolidation, merger and sale of assets;”

6) our failure to comply for 60 calendar days after written notice from the trustee or from the holders of at least 25% in principal amount of the notes then outstanding with any of our other agreements contained in the notes or the indenture;

7) the failure by us, any guarantor or any non-guarantor significant subsidiary to pay any indebtedness for borrowed money within any applicable grace period after final maturity or the acceleration of any such indebtedness by the holders thereof because of a default if the total amount of such indebtedness unpaid or accelerated exceeds $5,000,000 in the aggregate, and such failure continues for ten calendar days after written notice from the trustee or from the holders of at least 25% in principal amount of the notes then outstanding;

8) a subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid, or a subsidiary guarantor denies or disaffirms its obligations under its subsidiary guarantee;

9) one or more judgments or decrees shall be entered against us, any guarantor or any non-guarantor significant subsidiary involving in the aggregate a liability of $5,000,000 or more (to the extent such amount is not paid or covered by insurance as to which the relevant insurance company has not disclaimed coverage), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

10) certain events of bankruptcy, insolvency or reorganization involving us or significant subsidiaries.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately. In case of certain events of bankruptcy, insolvency or reorganization, involving us, 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on the notes will automatically become due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest or with respect to a provision that cannot be amended without the consent of each holder affected) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

1) such holder has previously given the trustee notice that an event of default is continuing;

2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

4) the trustee has not complied with such request within 60 calendar days after the receipt of the request and the offer of security or indemnity; and

5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-calendar-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 calendar days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as the trustee’s board of directors, a committee of the trustee’s board of directors or a committee of the trustee’s trust officers in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 calendar days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 calendar days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposes to take in respect thereof.

Covenant Regarding Limitations on Ownership

Pursuant to the terms of the indenture, we have agreed not to take any action that would have the effect of extending past January 4, 2009, or otherwise imposing, limitations on ownership and transfer of our securities contained in our certificate of incorporation. See “Description of Common Stock — Common Stock — Ownership Limitations”. We will promptly notify the trustee and the holders of the termination of the ownership limitations contained in our certificate of incorporation.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default (subject to certain limitations) or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected (in addition to the majority in principal amount of the notes then outstanding) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), no amendment may, among other things:

1) reduce the amount of notes whose holders must consent to an amendment of the indenture or to waive any past defaults;

2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

3) reduce the principal of or extend the stated maturity of any note;

4) make any change that impairs or adversely affects the conversion rights of any notes;

5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

6) make any note payable in money other than that stated in the note;

7) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

9) terminate any subsidiary guarantees with respect to the notes (unless expressly permitted under the indenture).

Without the consent of any holder, we, the subsidiary guarantors and the trustee may amend the indenture and the notes to:

1) cure any ambiguity, omission, defect or inconsistency;

2) provide for the assumption by a successor corporation or limited liability company of our or a subsidiary guarantor’s obligations under the indenture;

3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

4) add guarantees with respect to the notes;

5) secure the notes;

6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;

7) make any change that does not materially adversely affect the rights of any holder; or

8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Repurchase and cancellation

We may, to the extent permitted by law, repurchase any notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

The Bank of New York is the trustee, security registrar, paying agent, conversion agent and bid solicitation agent. The Bank of New York, in each of its capacities, including without limitation as trustee, security registrar, paying agent, conversion agent and bid solicitation agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing law

The indenture provides that it, the notes and the subsidiary guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Book-entry-settlement and clearance

The global notes

The notes were initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Each of the global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the placement agent; and

•	ownership of beneficial interests in a global note is shown on, and transfer of ownership of those interests are effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes are subject to restrictions on transfer as described under “Notice to investors; Transfer restrictions.”

Book-entry procedures for the global notes

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the placement agent, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note are governed by standing instructions and customary industry practice and are the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC are effected under DTC’s procedures and are settled in same-day funds.

Certificated notes

Notes in physical, certificated form are issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days of such notice;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such cessation;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

an event of default has occurred and is continuing and certain other conditions have been satisfied.

Registration rights

We and the subsidiary guarantors entered into a registration rights agreement with the placement agents concurrently with the issuance of the notes.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes, the subsidiary guarantees and the common stock issuable upon conversion of the notes that we will, at our cost:

•	use reasonable best efforts to file a shelf registration statement covering resales of the notes, the subsidiary guarantees and the common stock issuable upon the conversion of the notes pursuant to Rule 415 under the Securities Act and to cause the shelf registration statement to be declared effective under the Securities Act as promptly as possible but in any event no later than the 180th day after the original date of issuance of the notes; and

•	subject to certain rights to suspend use of the shelf registration statement, use reasonable best efforts to keep the shelf registration statement effective until the date there are no longer any registrable securities.

“Registrable securities” means:

•	any notes and the subsidiary guarantees until the earliest of (i) their effective registration under the Securities Act and the resale of all such notes and subsidiary guarantees in accordance with the shelf registration statement, (ii) the date on which such notes and subsidiary guarantees are (A) sold pursuant to Rule 144 under circumstances in which any legend borne by such notes and subsidiary guarantees relating to restrictions on transfer-ability thereof, under the Securities Act or otherwise, is removed or (B) the expiration of the holding period applicable to the notes under Rule 144(k) or (iii) the date on which such notes have been converted (and the related subsidiary guarantees have been terminated) or otherwise cease to be outstanding

•	the shares of common stock, if any, issuable upon conversion of the notes, until the earliest of (i) their effective registration under the Securities Act and the resale of all such shares in accordance with the shelf registration statement, (ii) the date on which such shares are (A) freely transferable by persons who are not our affiliates without registration under the Securities Act, or (B) the expiration of the holding period applicable to the shares of common stock under Rule 144(k) or (iii) the date on which such shares cease to be outstanding.

We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement:

•	the holder is required to be named as a selling security holder in the related prospectus;

•	the holder is required to deliver a prospectus to purchasers;

•	the holder is subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder is bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations)

We and the subsidiary guarantors agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the notes if the shelf registration statement is not made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest will accrue until a failure to become effective or unavailability is cured at a rate per year equal to 0.25% for the first 90 calendar days after the occurrence of the event and 0.5% thereafter of the outstanding principal amount thereof; provided that no additional interest will accrue with respect to any period after the second anniversary of the original issuance of the notes; and provided further that, if the shelf registration statement has been declared effective but is unavailable for periods in excess of those permitted above, additional interest shall accrue on only those notes that are registrable securities. No additional interest or other additional amounts will be payable in respect of shares of common stock which have been issued upon conversion of notes in relation to any registration default.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

In order to be named as a selling security holder in this prospectus at the time of effectiveness, each holder is required to complete and deliver a notice and questionnaire at least 10 days prior to the effectiveness of this registration statement. Upon receipt of the completed questionnaire, together with any other information as may be reasonably requested by us from a holder of notes following the effectiveness of the shelf registration statement, we will, within 15 calendar days after the date of receipt of such questionnaire, or if the use of the shelf registration statement is suspended at the time of receipt, within 15 calendar days after the expiration of the suspension, file the amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver the prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus as described above). Notwithstanding the foregoing, we will not be required to file more than one post-effective amendment or supplement to the related prospectus during any 30-calendar-day period. Any holder that does not timely complete and deliver a questionnaire or provide any other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes, the subsidiary guarantees and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. Only the shares of our common stock are being registered hereby. As of July 2, 2007, there were 30,494,222 shares of our common stock issued and no shares of preferred stock outstanding.

Pursuant to our certificate of incorporation, we may not issue any nonvoting equity securities to the extent prohibited by Section 1123 of Title 11 of the Bankruptcy Code. However, this restriction (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have force and effect, if any, only for so long as this section of the Bankruptcy Code remains in effect and applicable to us and (iii) in all events may be amended or limited in accordance with applicable law as from time to time may be in effect.

Common stock

General

Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any preferred stock that may be issued in the future, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no cumulative voting rights, preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Ownership limitations

In order to take advantage of certain net operating losses available to us from FSAC and SAC, our certificate of incorporation contains provisions imposing restrictions on the direct or indirect ownership of our common stock or other class of equity such that (A) no person may acquire or accumulate 4.75% or more of our common stock or other class of equity and (B) no person owning directly or indirectly 4.75% or more of our common stock or other equity may acquire additional shares without meeting certain notice and prior approval requirements as set forth in our certificate of incorporation. These ownership restrictions (i) will expire no earlier than January 1, 2008 absent a vote of our stockholders to the contrary in accordance with applicable law or (ii) will expire on January 4, 2009, unless our board of directors determines in good faith that it is in the best interest of us and our stockholders for such ownership restrictions to expire on an earlier date, but not earlier than January 1, 2008.

Any transfers of our common stock in violation of these ownership limitations will be null and void, unless the transferor or transferee, upon providing at least 15 days prior written notice of the transfer, obtains written consent for the proposed transfer from a majority of our board of directors. If we determine that a transfer in violation of our ownership limitations has occurred, upon written notice to the transferee, the transferee will transfer the shares of common stock obtained in violation of our ownership limitations to an agent designated by our board of directors for sale.

Preferred stock

Our board of directors may fix by resolution the designations, powers, preferences and relative, participating, optional or other special rights (other than voting rights), and qualifications, limitations or restrictions of each class of shares of the preferred stock, including the dividend rate, conversion rights, redemption price, liquidation preference, and the number of shares of any such series. Our board of directors may increase or decrease the number of shares of any such series (but not below the number of shares of such series then issued). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease will resume the status which they had prior to the resolution or resolutions originally fixing the number of shares of such series. The issuance of preferred stock could have the effect of delaying, deferring or preventing our change of control.

Anti-takeover effects of Delaware law and our certificate of incorporation and bylaws

Delaware law

Pursuant to Section 203 of the Delaware General Corporation Law, or the business combination statute, we are prohibited, as a public company, from engaging in a “business combination” with an “interested stockholder” (defined as any person who acquires 15% or more of our common stock) for a three-year period following the date that such person became an interested stockholder, unless (i) prior to the date the person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction that resulted in the person’s becoming an interested stockholder, that person owned at least 85% of our voting stock, excluding certain shares owned by corporate insiders and shares issued after the transaction commenced; or (iii) at or subsequent to such time the business combination is approved by our board of directors and authorized by the affirmative vote of holders of 66% of our outstanding voting stock that is not owned by the interested stockholder. Section 203 defines business combinations to include the following: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of incorporation and bylaws

Our certificate of incorporation provides that our board of directors may issue up to five million shares of one or more series of preferred stock for such corporate purposes as the board of directors may determine, without any further action by our stockholders. Our certificate of incorporation also provides that our board of directors has the power to adopt, amend or repeal our bylaws. These provisions may have the effect of delaying, deferring or preventing a change in control of our company.

Our bylaws provide that only our board of directors may call a special meeting of stockholders. In addition, our bylaws contain advance notice procedures with respect to business to be transacted at annual meetings of stockholders. Advance notice must not only be timely received, but must also be in proper written form, as set forth in our bylaws. Pursuant to our certificate of incorporation, eight of our initial directors cannot be removed from the board without “cause” during their initial two-year term of office.

These provisions in our certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt by another party.

Transfer agent and registrar

Computershare Trust Company, Inc. is the transfer agent and registrar for our common stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Revolving Credit Facility

On June 21, 2005, Eddie Bauer, Inc. executed a loan and security agreement with Bank of America, N.A., General Electric Capital Corporation and The CIT Group/Business Credit, Inc. The senior secured revolving credit facility is comprised of a revolving line of credit consisting of revolving loans and letters of credit up to $150 million to fund working capital needs.

Advances under the revolving credit facility may not exceed a borrowing base equal to various percentages of Eddie Bauer, Inc.’s eligible accounts receivable balances and eligible inventory, less specified reserves. The revolving credit facility is secured by a first lien on Eddie Bauer, Inc.’s inventory and certain accounts receivable balances and by a second lien on substantially all of its other assets other than its Groveport, Ohio facility. The revolving credit facility is guaranteed by Eddie Bauer Holdings, Inc. and certain of its subsidiaries. Our availability under the revolving credit facility was $94.4 million as of March 31, 2007. As of March 31, 2007, we had 12.2 million of letters of credit outstanding and $0.2 million had been drawn under the revolving credit facility. The weighted average interest rate we paid on the outstanding revolving credit facility for fiscal 2006 was 7.2%. In addition, we are required to pay an unused commitment fee of 0.25% per annum on the unused amount, plus a letter of credit fee. The agreement also limits our capital expenditures to $60 million in 2007 and 2008, and $70 million in 2009 and 2010. Finally, there are additional covenants that restrict us from entering into certain merger, consolidation and sale transactions outside the normal course of business; from making certain distributions or changes in our capital stock; from entering into certain guarantees; from incurring debt and liens beyond limits specified within the agreement; and other customary covenants. As of March 31, 2007, our most recent quarterly compliance reporting date, we were in compliance with the covenants under the facility. The revolving credit facility is scheduled to terminate on June 21, 2010.

We executed a First Amendment and Waiver to a loan and security agreement on April 4, 2007 with Bank of America, N.A., General Electric Capital Corporation and the CIT Group/Business Credit, Inc. (the “Amendment and Waiver Agreement”). The Amendment and Waiver Agreement amended a loan and security agreement entered into on June 21, 2005 (the “Existing Revolving Credit Facility”), discussed above. The Amendment and Waiver Agreement specifically permitted the issuance of the convertible senior notes described in this registration statement.

Senior Secured Term Loan

On April 4, 2007, Eddie Bauer, Inc. entered into an amended and restated term loan agreement with various lenders, Goldman Sachs Credit Partners L.P., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended Term Loan Agreement”). The Amended Term Loan Agreement amends the term loan agreement the Company entered into on June 21, 2005 (the “Prior Term Loan Agreement”). In connection with the amendment and restatement of the Prior Term Loan Agreement pursuant to the Amended Term Loan Agreement, $48.8 million of the loans were prepaid, reducing the principal balance from $273.8 million to $225 million. The Company recognized a loss on extinguishment of debt of $3.3 million in April 2007, which represented the unamortized deferred financing fees of the Prior Term Loan Agreement. This loss on extinguishment will be reflected within other income (expense) on the Company’s statement of operations during the second fiscal quarter of 2007. The Company incurred $5.2 million of financing fees related to the Amended Term Loan Agreement and convertible notes issuance (discussed further below), which the Company capitalized as deferred financing fees. These deferred financing fees will be amortized over the terms of the Amended Term Loan Agreement and convertible notes agreement. The Amended Term Loan Agreement extends the maturity date of the Prior Term Loan Agreement to April 1, 2014, and amends certain covenants of the Prior Term Loan Agreement.

Interest on the Amended Term Loan Agreement is calculated as the greater of the prime rate or the Federal funds effective rate plus one-half of one percent plus 2.25% in the case of base rate loans, or LIBOR plus 3.25% for Eurodollar loans. Interest requirements for both base rate loans and Eurodollar loans are reset on a monthly basis. For the quarter ending June 30, 2007, interest for base rate loans is calculated as the greater of the prime rate or the Federal funds effective rate plus 2.00% or 2.25%, depending upon the Company’s consolidated senior secured leverage ratio (as defined therein) and interest for Eurodollar loans is calculated as LIBOR plus 3.00% to 3.25%, depending upon the Company’s consolidated senior secured leverage ratio (as defined therein). As of April 4, 2007, the Company’s amended term loan was Eurodollar loans with an interest rate of LIBOR plus 3.25%. Interest is payable quarterly on the last day of each March, June, September and December for base rate loans, and for Eurodollar loans having an interest period of three months or less, the last day of such interest period or for Eurodollar loans having an interest period of longer than three months, each day that is three months after the first day of such interest period.

In accordance with the Amended Term Loan Agreement, the Company is required to repay $562,500 on a quarterly basis from June 30, 2007 through December 31, 2013, with the remaining balance due upon maturity of the loan on April 1, 2014. The Amended Term Loan Agreement is secured by a first lien on certain real estate assets and trademarks and by a second lien on substantially all of the other assets of the Company, Eddie Bauer, Inc. and its subsidiaries. The Amended Term Loan Agreement includes mandatory prepayment provisions, including a requirement that 50% (reduced to 25% if the Company’s consolidated senior secured leverage ratio (as defined therein) on the last day of the relevant fiscal year is not greater than 2.00 to 1.00) of any excess cash flows, as defined in the Amended Term Loan Agreement and measured on an annual basis beginning December 31, 2007, be applied to repayment of the loan.

The financial covenants under the Amended Term Loan Agreement include:

The Company’s consolidated senior secured leverage ratio calculated on a trailing basis must be equal to or less than:

•	5.75 to 1.00 for the fiscal quarters ending March 31, 2007 through December 31, 2007;

•	5.50 to 1.00 for the fiscal quarters ending March 31, 2008 and June 30, 2008;

•	5.25 to 1.00 for the fiscal quarter ending September 30, 2008;

•	5.00 to 1.00 for the fiscal quarter ending December 31, 2008;

•	4.00 to 1.00 for the fiscal quarters ending March 31, 2009 and June 30, 2009;

•	3.75 to 1.00 for the fiscal quarter ending September 30, 2009;

•	3.50 to 1.00 for the fiscal quarter ending December 31, 2009; and

•	thereafter being reduced on a graduated basis to 2.50 at March 31, 2012 and beyond.

In addition, the Company’s consolidated fixed charge coverage ratio (as defined therein) calculated on a trailing four fiscal quarter basis must be equal to or greater than:

•	0.75 to 1.00 for the fiscal quarters ending March 31, 2007 through December 31, 2007;

•	0.80 to 1.00 for the fiscal quarter ending March 31, 2008;

•	0.90 to 1.00 for the fiscal quarters ending June 30, 2008 through December 31, 2008; and

•	thereafter increasing on a graduated basis to 1.10 to 1.00 at March 31, 2012 and beyond.

The financial covenants under the Amended Term Loan Agreement are less restrictive than the financial covenants contained within the Prior Term Loan Agreement. In addition to the financial covenants, the Amended Term Loan Agreement limits the capital expenditures of the Company and its subsidiaries (net of landlord contributions) to $45 million in 2007, $50 million in 2008, $60 million in 2009, and $70 million in 2010 through 2014. Finally, there are additional covenants that restrict the Company and its subsidiaries from entering into certain merger, consolidation and sale transactions outside the normal course of business, making certain distributions or changes in its capital stock, entering into certain guarantees, incurring debt and liens subject to limits specified within the agreement, and other customary covenants.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of notes and shares of common stock into which the notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Regulations”) promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary generally applies only to investors that purchase notes in the initial offering, who purchase the notes at their original issue price for cash and who hold such notes and common stock as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.”

This summary assumes that the notes are not issued with original issue discount as that term is defined in the Code and the Regulations. Further, this summary also assumes that the notes are not issued at a premium. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and U.S. Holders that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF NOTES AND COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding notes or common stock. A partner of a partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. person and (ii) the partnership is engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of notes or common stock.

U.S. federal income taxation of U.S. Holders

Payment of interest

Payments of interest on the notes will be “qualified stated interest,” as that term is defined in the Code and the Regulations, and generally will be taxable as ordinary income at the time it accrues or is received by a U.S. Holder in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Additional interest

We are obligated to pay additional interest on the notes under certain circumstances described above under “Description of Notes — Registration Rights.” According to applicable Regulations, the possibility that additional interest is paid on the notes will not affect the amount or timing of interest recognized by a U.S. Holder if the likelihood of such payment, as of the date the notes are issued, is remote. We intend to take the position that the likelihood of the payment of additional interest with respect to the notes is remote. Furthermore, we intend to take the position that, if additional interest becomes payable, a U.S. Holder will be taxed on such amounts in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. However, if the IRS successfully challenges either position, the tax consequences associated with the timing of income recognition could be affected. U.S. Holders should consult their own independent tax advisors about payment of additional interest.

Disposition of notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above), and (ii) such U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to such U.S. Holder.

Gain or loss recognized on the disposition of the notes generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the notes is more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses by U.S. Holders is subject to limitations.

Conversion of notes into common stock or cash or a combination thereof

A U.S. Holder generally will not recognize income, gain or loss upon conversion of notes into common stock, except with respect to the receipt of cash in lieu of fractional shares (as described below), and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. A U.S. Holder’s tax basis in such common stock will be the same as the U.S. Holder’s adjusted tax basis in the corresponding notes at the time of conversion (reduced by any tax basis allocable to a fractional share, as described below), and the U.S. Holder’s holding period for such common stock will include the U.S. Holder’s holding period for the notes that were converted.

Cash received in lieu of a fractional share of common stock upon conversion of notes into common stock will be treated as a payment in exchange for such fractional share (deemed to be received by the U.S. Holder on conversion), and generally should result in capital gain or loss measured by the difference, if any, between the cash received for such fractional share and the U.S. Holder’s adjusted tax basis allocable to the fractional share.

If we elect to make a cash payment in respect of any notes surrendered for conversion, a U.S. Holder receiving only cash generally will be treated as having disposed of such notes and will recognize gain or loss on such disposition as described above under “U.S. federal income taxation of U.S. Holders — Disposition of notes.” If a U.S. Holder receives cash and common stock upon conversion, the U.S. Holder will not recognize any loss upon the conversion but will recognize gain on the conversion in an amount equal to the lesser of (i) the excess, if any, of the amount of cash and fair market value of the common stock received (except to the extent of accrued interest, which will be taxed as such) over the U.S. Holder’s adjusted tax basis in the notes surrendered; or (ii) the amount of cash received (except to the extent of cash attributable to accrued and unpaid interest). A U.S. Holder’s tax basis in the common stock received in such a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will be the same as the U.S. Holder’s adjusted tax basis in the notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in lieu of a fractional share or cash attributed to accrued interest). The U.S. Holder’s holding period with respect to the common stock received generally will include the holding period for the notes surrendered, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of the receipt of cash and common stock in exchange for notes.

Distributions on common stock

Distributions on common stock received upon the conversion of notes generally will constitute dividends taxable to U.S. Holders as ordinary income to the extent of our current and accumulated earnings and profits. Assuming certain requirements are met, dividends paid to non-corporate U.S. Holders prior to January 1, 2011 are subject to U.S. federal income tax at the maximum rate of 15%. Distributions in excess of current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis in the common stock. Any such non-dividend distributions in excess of the U.S. Holder’s tax basis in the common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to U.S. Holders that are corporations may qualify for the dividends-received deduction.

U.S. Holders should consult their tax advisors regarding the applicability of the dividends received deduction to them.

Adjustment of the conversion rate

Certain adjustments, or failure to make adjustments, to the conversion rate of the notes may cause a U.S. Holder of the notes or common stock to be treated as having received a distribution on notes or common stock, to the extent that any such adjustment or failure to adjust results in an increase in such U.S. Holder’s proportionate interest in our assets. Such a deemed distribution would be taxable to U.S. Holders as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed above under “— U.S. federal income taxation of U.S. Holders — Distributions on common stock.” However, it is not clear whether U.S. Holders that are corporations would be entitled to claim the dividends received deduction with respect to the deemed dividend.

Disposition of common stock

A U.S. Holder generally will recognize capital gain or loss upon the disposition of common stock in an amount equal to the difference, if any, between the amount realized on such disposition and the U.S. Holder’s adjusted tax basis in such common stock. Any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock exceeds one year at the time of such sale or exchange.

U.S. federal income taxation of Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Payment of interest

Subject to the discussion of backup withholding below, payments of interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, provided that:

1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code);

3) the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

4) either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address; or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it, or by a Financial Institution between it and the beneficial owner, and furnishes us with a copy thereof.

The requirements set forth in clauses (1), (2), (3), and (4) above are known as the Portfolio Interest Exception.

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

1. IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”), or

2. IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the notes is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment or fixed base), such Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such interest.

Disposition of notes

No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of the notes.

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the notes unless (a) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; or (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of the notes will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax under “— U.S. federal income taxation of Non-U.S. Holders — Payment of interest.”

Conversion of notes into common stock or cash or a combination thereof

A Non-U.S. Holder generally will not recognize income, gain or loss upon conversion of notes into common stock, except with respect to accrued and unpaid interest (which shall be taxed as provided above under “— U.S. federal income taxation of Non-U.S. Holders — Payment of interest”) the receipt of cash in lieu of fractional shares (as described below). A Non-U.S. Holder’s tax basis in such common stock will be the same as the Non-U.S. Holder’s adjusted tax basis in the corresponding notes at the time of conversion (reduced by any tax basis allocable to a fractional share, as described below), and the Non-U.S. Holder’s holding period for such common stock will include the Non-U.S. Holder’s holding period for notes that were converted.

A Non-U.S. Holder will recognize gain (if any) upon the conversion of the notes into cash or into a combination of cash and common stock. However, a Non-U.S. Holder will not be subject to U.S. federal income tax on such gain unless (a) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition (and certain other conditions are met); (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or (c) we are or have been a U.S. real property holding corporation within the meaning of the Code and the Regulations.

We believe that we have not been, are not currently, and do not anticipate becoming a U.S. real property holding corporation (“USRPHC”).

Distributions on common stock

Any dividends paid to a Non-U.S. Holder with respect to the shares of common stock (including any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to Holders of our common stock, see “— Description of notes — Conversion rate adjustments” above) will be subject to withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, if a tax treaty applies are attributable to a permanent establishment in the United States, are not subject to withholding tax but instead are subject to U.S. federal income tax as described above under “— U.S. federal income taxation of U.S. Holders — Distributions on common stock.” Certain certification and other disclosure requirements must be complied with in order for effectively connected income to be exempt from U.S. withholding tax. Any such effectively connected income received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Disposition of common stock

No withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or disposition of common stock, except to the extent we are deemed to be a USRPHC. We believe that we have not been, are not currently, and do not anticipate becoming a USRPHC.

A Non-U.S. Holder will not be subject to U.S. federal income tax on income realized on the sale, exchange or other disposition of common stock unless (a) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base) or (c) we are a USRPHC.

Information Reporting and Backup Withholding

U.S. Holders

For each calendar year in which notes or common stock are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest or dividends paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold a tax at a rate of 28% of each payment of interest and principal (and additional interest, if any) on the notes and on proceeds from a sale of the notes. The backup withholding obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Non-U.S. Holders

U.S. backup withholding tax will not apply to payments of interest or dividends or proceeds from the sale of notes or common stock payable to a Non-U.S. Holder if the certification described in “— U.S. federal income taxation of Non-U.S. Holders — Payment of interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITY HOLDERS

The notes were originally issued by Eddie Bauer and sold by the initial purchaser of the notes in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchaser to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock into which the notes are convertible.

The following table provides information regarding the selling security holders and the principal amounts of notes beneficially owned by each selling security holder, as well as they number of shares of common stock they are offering. The information selling security holder information is based on information provided to us by or on behalf of the selling security holders. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. The tabular information below assumes that all the shares of common stock being offered pursuant to the registration statement of which this prospectus is a part are sold to third parties. However, because the selling security holders may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that each selling stockholder may retain after completion of the offering cannot be determined at this time. Information concerning the selling security holders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus. Shares of common stock subject to warrants and options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the warrants and options but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

The percentage ownership data is based on 30,494,222 shares of our common stock issued and outstanding as of July 2, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

The shares of common stock covered by this prospectus may be sold by the selling security holders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the notes and the shares of our common stock for resale by the selling security holders defined below.

	Principal Amount		Number of Shares
	of Notes		of Common Stock
	Beneficially Owned	Percentage of
	and Offered	Notes	Percentage of	Common Stock	Owned after the
Selling Security Holder	Hereby(1)	Outstanding	Common Stock(2)	Offered Hereby(3)	Offering

CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust(4)	2,000,000	2.7	*	147,602	—
CC Arbitrage, Ltd.(5)	500,000	*	*	36,900	—
CNH CA Master Account, L.P.(6)	13,250,000	17.7	3.2	977,859	—
D.E. Shaw Valence Portfolios, L.L.C.(7)	6,000,000	8.0	1.5	442,804	—
Fidelity Financial Trust:
Fidelity Convertible Securities Fund(8)	4,000,000	5.3	*	295,203	—
Fidelity Financial Trust:
Fidelity Strategic Dividend & Income Fund(8)	1,000,000	1.3	1.0	73,801	—
Linden Capital L.P(9)	11,000,000	14.7	2.7	811,808	—
Morgan Stanley & Co. Incorporated(10)	500,000	*	3.3	36,901	959,058
Quattro Multistrategy Master Fund L.P.(11)	80,000	*	*	5,904	—
Third Point Offshore Fund Ltd.(12)	3,596,000	4.8	3.4	265,387	775,300
Third Point Partners Ltd.(12)	511,000	*	*	37,712	115,900
Third Point Partners Qualified L.P.(12)	432,000	*	*	31,882	92,100
Third Point Ultra Ltd.(12)	461,000	*	*	34,022	146,700
Tribeca Convertibles L.P.(13)	2,500,000	3.3	*	184,502	—
UBS O’Connor LLC fbo O’Connor Credit Arbitrage Master Limited(14)	500,000	*	*	36,900	—
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited(14)	460,000	*	*	33,948	—
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited(14)	40,000	*	*	2,952	—
Wells Fargo & Company	250,000	*	*	18,450	—
Any other holders of notes or future transferees from any holder(15)(16)	27,920,000	37.2	6.8	2,060,516	—
Total	75,000,000	100	18.2	5,535,053	2,089,058

*	Less than one percent.

(1)	Because certain of the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information presented in this table, this prospectus may not reflect the exact principal amount of notes held by each selling security holder on the date of this prospectus. The maximum aggregate principal amount of notes that may be sold pursuant to this prospectus will not exceed $75,000,000.

(2)	Calculated based on 30,494,222 shares of our common stock outstanding as of June 2, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the maximum conversion rate of 73.8007 shares of our common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of notes — Conversion rights — conversion rate adjustments.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	Representatives of this security have advised us that Calamos Advisors LLC is the controlling entity of the selling security holder. Nick Calamos holds the voting and dispositive with respect to Calamos Advisors LLC.

(5)	Representatives of this security have advised us that Castle Creek Arbitrage LLC is the investment manager under a management agreement of the selling security holder and may exercise voting and dispositive power with respect to the common stock issuable upon conversion of the notes held by this selling security holder. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allen Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by the selling security holder.

(6)	Representatives of this security have advised us that CNH Partners, LLC is Investment Advisor of the selling security holder and has sole voting and dispositive power over the common stock issuable upon conversion of the notes. Investment principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(7)	Representatives of this security have advised us that D.E. Shaw & Co., L.P., as either managing member or investment adviser, has voting and investment control over and shares of common stock issuable upon the conversion of the notes owned by this selling security holder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees exercise voting and dispositive power over the notes of the selling security holder. According to a Schedule 13G filed by D.E. Shaw & Co., L.P. on May 29, 2007, D.E. Shaw & Co., L.P. beneficially owns 2,597,133 shares of common stock, constituting 8.5% of the outstanding shares of common stock.

(8)	Representatives of these selling security holders have advised us that the selling security holders are registered investment funds (the “Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp., and an investment adviser registered under Seciton 203 of the Investment Advisers Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole dispositive power of the securities owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting the voting of the shares owned directly by the Fund, which power resides with the Funds’ Board of Trustees. The Funds are affiliates of a broker-dealer. We have been advised that the Funds purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, the Funds did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or our common stock issuable upon conversion of the notes held by the Funds. According to a Form 13G/A filed on June 11, 2006, FMR Corp. and Edward C. Johnson 3d beneficially own 1,793,904, or approximately 5.819% of the outstanding common stock.

(9)	Representatives of this security have advised us that Sui Min Wong, c/o Linden Advisers, holds voting and dispositive power with respect to the common stock issuable upon conversion of the notes held by the selling security holder.

(10)	Representatives of this selling security holder have advised us that it is a U.S. registered broker-dealer. As such, the security holder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this selling security holder.

(11)	Representatives of this selling security holder have advised us that Andrew Kaplan, Brian Swain and Louis Napoli hold voting and dispositive power with respect to the common stock issuable upon conversion of the notes held by the selling security holder.

(12)	Representatives of this selling security holder have advised us that Third Point L.L.C. is the Investment Advisor to the selling security holders, which owns an aggregate of 1,130,000 shares of common stock. Third point is L.L.C. is wholly owned by Daniel S. Loeb. Mr. Loeb holds voting and dispositive power with respect to the common stock issuable upon conversion of the notes held by the selling security holders.

(13)	We have been advised by the selling security holder that Andrew Wang holds the voting and dispositive with respect to the common stock issuable upon conversion of the notes held by this selling security holder. Also, the selling security holder is an affiliate of a broker-dealer. We have been advised that the selling security holder purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, the selling security holder did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or our common stock issuable upon conversion of the notes held by the Funds.

(14)	Representatives of these selling security holders have advised us that Andrew Martin is the Portfolio Manager of the selling security holders, and as such, holds the voting and dispositive power with respect to the common stock issuable upon conversion of the notes held by the selling security holders and thus may be deemed to beneficially own the shares held by the selling security holders. Andrew Martin disclaims beneficial ownership of the shares held by the selling security holders.

(15)	Information concerning other selling security holders of notes will be set forth in prospectus supplements from time to time, as required.

(16)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of approximately $13.55 per share.

PLAN OF DISTRIBUTION

We are registering the senior notes and the shares of our common stock on behalf of the selling security holders. Selling security holders, as used herein, includes donees, pledges, transferees or other successors-in-interest selling notes or shares of common stock or interests in notes or shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling security holders may offer their notes and the shares of our common stock into which the notes are convertible at various times in one or more of the following transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a sale to one or more underwriters for resale to the public or to institutional investors in one or more transactions;

•	a block trade in which a selling stockholder will engage a broker-dealer as agent, who will then attempt to sell the common stock, or position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	in privately negotiated transactions;

•	derivative transactions with third parties;

•	other hedging transactions, whereby a selling stockholder may:

(i) enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer of affiliate may use shares of common stock received from the selling security holders to close out its short positions;

(ii) sell common stock, short itself and redeliver such shares to close out its short positions;

(iii) enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker- dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

(iv) loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event or default in the case of a pledge, sell the pledged shares pursuant to this prospectus

•	a combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may sell their notes or the shares of common stock into which the notes are convertible at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices. Pursuant to Rule 144 of the Securities Act, the selling security holders may be deemed to be control parties and we believe that the sale to the public by the selling security holders of the shares of common stock we are registering will be governed by the requirements of Rule 144. The selling security holders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling security holders, or they will receive commissions from purchasers of shares for whom they acted as agents. If the shares are sold through one or more underwriters, any underwriting compensation paid to underwriters or agents in connection with the sale and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledge, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Morgan Stanley & Co. Incorporated has represented to us that it is a registered broker-dealer and therefore will be deemed to be an underwriter.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer and any other material facts related to the transaction (including any underwriting agreement to which we become a party) will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. We and the selling security holders may indemnify any underwriter or broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the notes or the common stock issuable upon conversion of the notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

We entered into a registration rights agreement for the benefit of the selling security holders to register their notes and common stock under applicable federal securities laws under specific circumstances and at specific times. We have agreed to pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes, the subsidiary guarantees and the shares of common stock issued upon conversion of the notes. Each of the selling security holders has severally agreed to indemnify us, our respective directors, officers and controlling persons and each guarantor and we have agreed to indemnify each of the selling security holders and each of their respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the common stock offered hereby, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the notes and shares of common stock offered described herein will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Eddie Bauer Holdings, Inc. as of December 30, 2006 and December 31, 2005 and for each of the two years in the period ended December 30, 2006 incorporated by reference in this prospectus from the Form 8-K filing dated April 17, 2007 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-3, including exhibits, under the Securities Act relating to our notes and shares of common stock offered by this prospectus. We filed the registration statement, of which this prospectus is a part, using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, offer note and shares of our common stock. Each time the selling security holders offer notes and common stock under this prospectus, they are requested to provide to potential investors a copy of the prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement, together with the information incorporated by reference in this prospectus.

This prospectus, which constitutes a part of the registration statement, does not contain all of the information found in the registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus that summarize any contract, agreements or other documents are not necessarily complete and, in each case, you should refer to the copy of the contract, agreement, or other document filed as an exhibit to the registration statement or incorporated by reference as part of the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information regarding registrants, including us, that file reports with the SEC electronically. The SEC’s website address is www.sec.gov. You may also read and copy any materials we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at www.eddiebauer.com. However, the information on our website is not incorporated into this prospectus and you should not consider information contained on the SEC’s website or our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede the information in this prospectus and information previously filed with the SEC. All filings filed by us pursuant to the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference the documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 30, 2006 filed on March 29, 2007, as amended on April 30, 2007 and May 11, 2007 (the financial statements included in the Form 10-K were superseded by the financial statements for the year ended December 30, 2006 included in the Company’s Form 8-K dated April 17, 2007);

•	our Quarterly Report on Form 10-Q for the three-months ended March 31, 2007 (filed on May 15, 2007); and

•	our Current Reports on Form 8-K dated January 2, 2007 (filed on January 3, 2007), January 10, 2007 (filed on January 10, 2007), January 10, 2007 (filed on January 10, 2007), January 25, 2007 (filed on January 25, 2007), January 31, 2007 (filed on February 1, 2007), February 5, 2007 (filed on February 6, 2007), February 8, 2007 (filed on February 8, 2007), February 9, 2007 (filed on February 15, 2007), March 14, 2007 (filed on March 14, 2007), as amended on March 16, 2007, March 28, 2007 (filed on March 28, 2007), March 29, 2007 (filed on March 30, 2007), April 4, 2007 (filed on April 6, 2007), April 17, 2007 (filed on April 17, 2007), May 15, 2007 (filed on May 15, 2007) and June 12, 2007 (filed on June 18, 2007).

You may review these filings, at no cost, over the Internet at our website at www.eddiebauer.com, or request a free copy of any of these filings by writing or calling us at the following address:

Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, WA 98052
Attention: Corporate Secretary
Telephone: (425) 755-6544

This prospectus does not incorporate information from our website, and you should only rely on our website in determining whether to invest in our common stock.

PROSPECTUS

July   , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the registration of the securities to be offered from time to time by us and by the selling security holders, other than underwriting fees, discounts and commissions. We have paid or will pay all expenses related to the registration of the shares of our common stock owned by the selling security holders; provided, that we will not pay any underwriting fees, discounts or commissions in connection with such registration.

Securities and Exchange Commission filing fee	$2,303
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$25,000
Printing, postage and miscellaneous*	$10,000

Total	$87,303

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its security holders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its security holders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Assumed Indemnification Obligations

Pursuant to the Plan of Reorganization, we assumed certain indemnification obligations for any person who served (i) as an officer or employee of any of the debtors in Spiegel’s Chapter 11 proceedings during the period beginning June 1, 2004, subject to certain exceptions that are described in more detail in the Plan of Reorganization, a copy of which is filed as an exhibit to this registration statement, or (ii) on Spiegel’s restructuring committee. All of our current executive officers and most of our officers are indemnified pursuant to this assumption under the Plan of Reorganization. We did not assume the obligation to make any advances to, or indemnify any persons in respect of any settlement or judgment of any claim asserted by any Spiegel stockholder. Furthermore, pursuant to the Plan of Reorganization, to the extent that indemnification claims relate to pre-February 27, 2003 acts, any individual covered by the assumed indemnification obligations must first demonstrate that he or she has taken all reasonable actions to obtain payment under any applicable insurance policies, and that the insurers under the policies have disclaimed coverage or have informed such individual that the available limits of liability under the applicable policies have been exhausted. We are only required to make a payment under the assumed indemnification obligations after the insurance policy has been exhausted or is not otherwise available. With respect to post-February 27, 2003 acts, an insurance policy took effect on March 1, 2003 to cover such acts.

New Indemnification Arrangements

Our bylaws include provisions permitted under Delaware General Corporation Law relating to the liability and indemnification of our directors and officers. Under these provisions, we will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action by reason of the fact that the person was or is one of our directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, provided that the director or officer acted in good faith and in a manner that he or she believed to be in, or not opposed to, the best interest of Eddie Bauer Holdings, and with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. These provisions provide that we may indemnify any of our associates or agents to the same extent that we are required to indemnify our directors and officers.

We have entered into indemnification agreements with our directors and executive officers and certain officers and employees of Eddie Bauer, Inc. These agreements provide, among other things, that we will indemnify our directors, executive officers and certain officers and employees of Eddie Bauer, Inc. for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director, executive officer, officer or employee who has entered into an indemnification agreement in any action or proceeding arising out of such person’s services as one of our directors, executive officers, or officers or employees, as the case may be, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as our directors and executive officers and as officers and employees of Eddie Bauer, Inc. The SEC has noted, however, that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

As permitted by Section 145 of the Delaware General Corporation Law, we maintain directors’ and officers’ liability insurance coverage.

Item 16.	Exhibits.

See Exhibit Index attached hereto and incorporated by reference.

Item 17.	Undertakings.

Each undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

Provided, however, that:

(a) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement; and

(b) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(c) Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(c) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on July 6, 2007.

EDDIE BAUER HOLDINGS, INC.

By:	/s/ Howard Gross
Howard Gross
Interim Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Howard Gross and David Taylor his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Gross Howard Gross	Interim Chief Executive Officer (Principal Executive Officer) and Director	July 6, 2007

/s/ David Taylor David Taylor	Interim Chief Financial Officer and Treasurer (Principal Financial and Accounting officer)	July 6, 2007

/s/ William T. End William T. End	Director	July 6, 2007

/s/ Paul E. Kirincic Paul E. Kirincic	Director	July 6, 2007

/s/ Laurie M. Shahon Laurie M. Shahon	Director	July 6, 2007

/s/ Stephen E. Watson Stephen E. Watson	Director	July 6, 2007

/s/ John C. Brouillard John C. Brouillard	Director	July 6, 2007

Signature	Title	Date

/s/ Kenneth M. Reiss Kenneth M. Reiss	Director	July 6, 2007

/s/ Edward M. Straw Edward M. Straw	Director	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on July 6, 2007.

EDDIE BAUER, INC.

By:	/s/ Howard Gross
Howard Gross
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Howard Gross and David Taylor his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Gross Howard Gross	President and Chief Executive Officer (Principal Executive Officer); Director	July 6, 2007

/s/ David Taylor David Taylor	Interim Chief Financial Officer (Principal Financial and Accounting officer)	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on July 6, 2007.

EDDIE BAUER DIVERSIFIED SALES, LLC

EDDIE BAUER SERVICES, LLC

EDDIE BAUER INTERNATIONAL DEVELOPMENT, LLC

EDDIE BAUER INFORMATION TECHNOLOGY LLC

By:	/s/ Howard Gross
Howard Gross
President

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Howard Gross and David Taylor his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Gross Howard Gross	President (Principal Executive Officer); Director	July 6, 2007

/s/ David Taylor David Taylor	Vice President (Principal Financial and Accounting Officer)	July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Co-Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on July 6, 2007.

EDDIE BAUER FULFILLMENT SERVICES, INC.

By:	/s/ Richard Lauer
Richard Lauer
President

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Howard Gross and David Taylor his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Lauer Richard Lauer	President (Principal Executive Officer)	July 6, 2007

/s/ David Taylor David Taylor	Vice President (Principal Financial and Accounting Officer);	July 6, 2007

/s/ Howard Gross Howard Gross	Director	July 6, 2007

EXHIBIT INDEX

Exhibit		Description

4.1		Indenture dated April 4, 2007, among Eddie Bauer Holdings, Inc. and The Bank of New York, as trustee.(1)
4.2		Registration Rights Agreement dated April 4, 2007, among Eddie Bauer Holdings, the subsidiaries of the Company listed on the signature page thereto and J.P. Morgan Securities Inc. and Goldman, Sachs & Co.(2)
5	.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP
12	.1*	Computation of Ratio of Earnings to Fixed Charges
23	.1**	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1)
23	.2*	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
24	.1*	Powers of Attorney of Directors and Officers of the registrant (included on Registration Statement Signature Page)
24	.2*	Power of Attorney of the Guarantors (included on Registration Statement Signature Page)
25	.1*	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1

*	Filed herewith.

**	To be filed by amendment.

(1)	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on April 6, 2007.

(2)	Incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed on April 6, 2007.